UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Agios Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

88 Sidney Street, Cambridge, Massachusetts 02139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 21, 2022

Dear Stockholder:

You are cordially invited to our Annual Meeting of Stockholders. The meeting will be a virtual meeting held via the internet on Tuesday, June 21, 2022, beginning at 9:00 a.m., Eastern Time. The meeting will be held for the following purposes:

1.

To elect each of the three Class III director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor is duly elected and qualified;

2.	To vote, on an advisory basis, to approve the compensation paid to our named executive officers;

3.	To hold an advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the internet at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions for consideration at the online meeting. Stockholders of record as of the close of business on April 25, 2022 are entitled to vote at the meeting. In order to attend the meeting online, vote your shares electronically during the meeting and submit questions, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 19, 2022 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions and examine during the Annual Meeting the list of stockholders entitled to vote at the Annual Meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.

At Agios we are keenly focused on the contribution we can make to environmental sustainability. Instead of mailing a paper copy of our proxy materials to all of our stockholders, this year we are providing access to our proxy materials over the internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). We are mailing the Notice on or about April 28, 2022, and it contains instructions on how to access our proxy materials over the internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. We have chosen to employ this distribution process to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We encourage all stockholders to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting online, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible by using the internet as described in the instructions included on your Notice, by calling the toll-free telephone number included on your Notice, or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting instruction form. Further information about how to register to attend the Annual Meeting online, attend the Annual Meeting online, vote your shares and submit questions for consideration at the meeting is included in the accompanying proxy statement.

Thank you for your ongoing support and continued interest in Agios Pharmaceuticals, Inc.

By Order of the Board of Directors,

Jacqualyn A. Fouse, Ph.D.

Chief Executive Officer

Cambridge, Massachusetts

April 28, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 21, 2022: This Proxy Statement and our 2021 Annual Report to Stockholders are available at www.proxydocs.com/AGIO. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133, visiting www.investorelections.com/AGIO or emailing paper@investorelections.com.

i

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 21, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement contains information about our 2022 annual meeting of stockholders, or the Annual Meeting. The Annual Meeting will be held on Tuesday, June 21, 2022, beginning at 9:00 a.m. Eastern Time. The meeting will be a virtual meeting held via the internet. In order to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 19, 2022 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.

Except where the context otherwise requires, references to “Agios Pharmaceuticals,” “Agios,” “we,” “us,” “our” and similar terms refer to Agios Pharmaceuticals, Inc. and its consolidated subsidiaries. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement.

This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. We are making this Proxy Statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2021, or the 2021 Annual Report, available to stockholders for the first time on or about April 28, 2022.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why do I have access to these materials?

We have made these proxy materials available to you because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on Tuesday, June 21, 2022 at 9:00 a.m., Eastern Time, including at any adjournments or postponements of the meeting. As a holder of record of common stock as of the close of business on April 25, 2022, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules adopted by the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Because we care about the sustainability of our environment, and in accordance with SEC rules, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2021 Annual Report, over the internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the internet or by telephone. We mailed the Notice on or about April 28, 2022 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials by visiting the website referred to in the Notice, www.proxydocs.com/AGIO. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. The Notice also contains instructions to request to receive a printed set of the proxy materials. You may request the proxy materials over the internet at www.investorelections.com/AGIO, by emailing paper@investorelections.com, or by calling (866) 648-8133.

The Notice also identifies the date and time of the virtual Annual Meeting; instructions on how to attend the Annual Meeting online; the matters to be acted upon at the Annual Meeting and our board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2021, and a form of proxy relating to the Annual Meeting; and information on how to access and vote the form of proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone prior to the Annual Meeting, by requesting and returning a printed proxy card, or by voting online during the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

(1)

To elect each of the three Class III director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor is duly elected and qualified.

(2)	To vote, on an advisory basis, to approve the compensation paid to our named executive officers.

(3)	To hold an advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers.

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment or postponement thereof.

Why is the 2022 Annual Meeting a virtual, online meeting?

Our 2022 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate greater stockholder attendance and participation at our 2022 Annual Meeting by enabling stockholders to safely participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted at proxydocs.com/AGIO in advance of the meeting. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

How do I virtually attend the Annual Meeting?

We will host the Annual Meeting live online via webcast. In order to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 19, 2022 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

Online registration for the Annual Meeting will begin on or around April 28, 2022, and you should allow ample time for the online registration.

The webcast of the Annual Meeting will start at 9:00 a.m., Eastern Time, on June 21, 2022. Instructions on how to attend and participate in the meeting online will be sent to you via email, upon completing your registration.

We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting at 9:00 a.m., Eastern Time on June 21, 2022. If you encounter any difficulties accessing the virtual meeting during registration or at the time of the virtual meeting, please contact technical support by following the instructions provided to you upon registration for the Annual Meeting.

Who can vote?

Only stockholders of record at the close of business on April 25, 2022, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On this record date, there were 54,788,927 shares of our common stock outstanding. Common stock is our only class of stock outstanding.

How many votes do I have?

Each share of our common stock that you own as of the record date, April 25, 2022, entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions, choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1)

Over the Internet prior to the Annual Meeting: To vote over the internet prior to the Annual Meeting, please go to the following website: www.proxypush.com/AGIO, and follow the instructions at that site for submitting your proxy electronically. If you vote over the internet prior to the Annual Meeting, you do not need to complete and mail your proxy card or vote your proxy by telephone. Your vote must be received by 8:59 a.m., Eastern Time, on June 21, 2022 to be counted.

(2)

By Telephone prior to the Annual Meeting: To vote by telephone, please call (866) 509-2148, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the internet. Your vote must be received by 8:59 a.m., Eastern Time, on June 21, 2022 to be counted.

(3)

By Mail prior to the Annual Meeting: To vote using the printed proxy card that may be delivered to you upon request, simply complete, sign and date the proxy card that may be delivered and return it promptly in the postage prepaid envelope provided to Proxy Tabulator for Agios Pharmaceuticals, Inc., c/o Mediant Communications, P.O. Box 8016, Cary, NC 27512-9903. If you vote by mail, you do not need to vote over the internet or by telephone. If Mediant receives the proxy card no later than June 20, 2022, we will vote your shares as you direct.

(4)

Online during the Annual Meeting: In order to attend the Annual Meeting online and vote online during the Annual Meeting, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 19, 2022 at 5:00 p.m., Eastern Time. You may vote your shares online while virtually attending the Annual Meeting by following instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” meaning they are held for your account by a bank, brokerage firm, or other nominee, you may vote:

(1)

Over the Internet or by Telephone prior to the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)

By Mail prior to the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)

Online during the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee explaining how you can register to attend the Annual Meeting online and vote your shares online during the Annual Meeting.

Can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote by following one of the below procedures:

(1)

Vote over the internet or by telephone as instructed above under “Over the Internet prior to the Annual Meeting” and “By Telephone prior to the Annual Meeting”. Only your latest internet or telephone vote submitted prior to the Annual Meeting is counted. You may not change your vote prior to the Annual Meeting over the internet or by telephone after 8:59 a.m., Eastern Time, on June 21, 2022.

(2)

Sign, date and complete a new proxy card and send it by mail to Proxy Tabulator for Agios Pharmaceuticals, Inc., c/o Mediant Communications, P.O. Box 8016, Cary, NC 27512-9903. Mediant must receive the proxy card no later than June 20, 2022. Only your latest dated and timely received proxy will be counted.

(3)

Virtually attend the Annual Meeting and vote online as instructed above under “Online during the Annual Meeting”. Virtually attending the Annual Meeting alone, without voting online during the Annual Meeting, will not revoke your internet vote, telephone vote or proxy submitted by mail, as the case may be.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote online during the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions; see “How do I vote?” above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, or by mail prior to the Annual Meeting or online while virtually attending the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on routine matters but they will not be allowed to vote your shares with respect to non-routine items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your shares on any matter that is not considered routine. Proposal 1, the election of three Class III directors, Proposal 2, an advisory vote on the compensation paid to our named executive officers, and Proposal 3, an advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers, are not considered routine matters. If you do not instruct your brokerage firm how to vote with respect to these items, your brokerage firm may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 4, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, is considered a routine matter, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions.

How many shares must be represented to hold the Annual Meeting?

A majority of our shares of common stock outstanding at the record date must be present virtually or represented by proxy to hold the Annual Meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy by mail, or that are represented virtually at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by banks, brokerage firms or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1, 2 or 3. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, virtually or by proxy, of holders representing a majority of our outstanding common stock as of the record date, April 25, 2022, or approximately 27,394,464 shares, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1 — Election of Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Advisory Vote on the Compensation Paid to Named Executive Officers

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a routine matter. Shares which abstain and broker non-votes will not be counted as votes in favor of, or with respect to, this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our board of directors in any way, our board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on the Compensation Paid to Named Executive Officers

The approval of one of the three frequency options under Proposal 3 requires a majority of the votes cast on the matter. Proposal 3 is not considered a routine matter. Shares which abstain and broker non-votes will not be counted as votes in favor of, or with respect to, this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. With respect to this proposal, if none of the frequency options (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Proposal 3 is non-binding. Because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 4, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is considered a routine matter. If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 4.

Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of each of the three nominees to serve on our board of directors as Class III directors, each for a three-year term;

•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;

•	FOR holding, on an advisory (non-binding) basis, a vote on the compensation of our named executive officers every 1 YEAR; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any matters that may come before the Annual Meeting other than the election of our Class III directors, the approval, on an advisory basis, of the compensation of our named executive officers, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Who will count the votes?

The votes will be counted, tabulated and certified by Mediant Communications Inc.

Will my vote be kept confidential?

Your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on the proxy card.

How do I submit a question at the Annual Meeting?

If you wish to submit a question, on the day of the Annual Meeting, beginning at 8:00 a.m. Eastern Time on Tuesday, June 21, 2022, you may log into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/AGIO, and follow the instructions there. Our virtual meeting will be governed by our Rules of Conduct and Procedures will be posted at www.proxydocs.com/AGIO in advance of the meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. All questions received from stockholders before or during the virtual annual meeting will be posted on our website at investor.agios.com as soon as practicable following the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election and published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

How and when may I submit a stockholder proposal, including a stockholder nomination for director for the 2023 annual meeting of stockholders?

Stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2023 annual meeting of stockholders, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws or SEC regulations. We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokerage firms and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We may reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 that we filed with the SEC, we will send you one, without exhibits, free of charge. Please contact Holly Manning, Senior Director, Investor Relations. She may be contacted at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: Holly.Manning@agios.com.

All of our SEC filings are also available free of charge in the “Investors—Financials—SEC Filings” section of our website at www.agios.com.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Holly Manning, Senior Director, Investor Relations. She may be contacted at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: Holly.Manning@agios.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single copy of our annual report and our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a separate set of our annual report and proxy materials in the future, please notify your broker or contact us. If you wish to receive a separate set of our annual report and proxy materials for this year’s Annual Meeting, we will deliver them promptly upon written or oral request. Stockholders who currently receive multiple copies of the Notice, and, if applicable, our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us. To contact us, direct your written or oral request to: Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Corporate Secretary, 617-649-8600 or contact Investor Relations at 617-649-8600.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2022, by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and nominees for director;

•

our principal executive officer, our principal financial officer and our other executive officers named in the Summary Compensation Table below, whom we collectively refer to as our named executive officers; and

•	all directors and executive officers as a group.

The percentage of shares beneficially owned is computed on the basis of 54,776,467 shares of our common stock outstanding as of March 31, 2022. The number of shares beneficially owned by each stockholder is determined under rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Owned	+	Common Stock Underlying Options and Other Rights Acquirable Within 60 Days	=	Total Beneficial Ownership
Name of Beneficial Owner					Number	Percentage

5% Stockholders
BlackRock, Inc.(1)	5,503,996		—		5,503,996	10.05%
Entities affiliated with Fidelity Management & Research Company(2)	5,434,313		—		5,434,313	9.92%
Entities affiliated with Wellington Management Group LLP(3)	5,148,566		—		5,148,566	9.40%
The Vanguard Group(4)	5,068,590		—		5,068,590	9.25%
BB Biotech AG(5)	4,312,292		—		4,312,292	7.87%
Entities affiliated with JPMorgan Chase & Co.(6)	3,099,569		—		3,099,569	5.66%
State Street Corporation(7)	2,992,882		—		2,992,882	5.46%
T. Rowe Price Associates, Inc.(8)	2,878,714		—		2,878,714	5.26%

Named Executive Officers and Directors
Jonathan Biller	23,225		61,368		84,593	*
Christopher Bowden, M.D.	26,805		122,539		149,344	*
Bruce Car, Ph.D.	16,752		41,163		57,915	*
Jacqualyn A. Fouse, Ph.D.	74,897		434,350		509,247	*
Sarah Gheuens, M.D., Ph.D.	8,040		3,091		11,131	*
Darrin Miles	7,461		—		7,461	*
Richa Poddar	4,681		24,453		29,134	*
Paul J. Clancy	4,964		100,588		105,552	*
Ian T. Clark	4,964		57,188		62,152	*
Kaye Foster	7,164		70,087		77,251	*
Maykin Ho, Ph.D.	4,964		70,438		75,402	*
John M. Maraganore, Ph.D.	28,443		82,313		110,756	*
David Scadden, M.D.	5,535		57,188		62,723	*
David P. Schenkein, M.D.(9)	466,148		807,945		1,274,093	2.29%
All executive officers and directors as a group (13 persons)	663,786		1,845,030		2,582,084	4.48%

*	Less than 1%.

(1)

Based solely on a Schedule 13G/A filed with the SEC on March 9, 2022 by BlackRock, Inc. (“BlackRock”) and certain of its subsidiaries. BlackRock is deemed to be the beneficial owner of 5,503,996 shares of common stock, with respect to which it reported sole voting power over 5,503,996 shares and sole dispositive power over 5,408,536 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022. FMR LLC and Abigail P. Johnson are each the beneficial owners of 5,434,313 shares of common stock. FMR LLC has sole voting power over 337,125 shares of common stock and sole dispositive power over 5,434,313 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 4, 2022. Wellington Management Group LLP (“Wellington”), Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company are each deemed to be the beneficial owner of 5,148,566 shares of common stock, with respect to which each entity reported shared voting and dispositive power over 5,148,566 shares. The shares are owned of record by clients of the following investment advisers (the “Wellington Investment Advisers”): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington. The address of Wellington is c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022. The Vanguard Group (“Vanguard”) is deemed to be the beneficial owner of 5,068,590 shares of common stock, with respect to which it reported shared voting power over 44,651 shares, sole dispositive power over 4,975,292 shares and shared dispositive power over 93,298 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2022. BB Biotech AG (“BB Biotech”) and its wholly-owned subsidiary Biotech Target N.V. (“Biotech Target”) share voting and dispositive power over 4,312,292 shares of common stock. The address of BB Biotech is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland and the address of Biotech Target is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curacao.

(6)

Based solely on a Schedule 13G filed with the SEC on January 19, 2022. JPMorgan Chase & Co. (“JPMorgan”) is deemed to be the beneficial owner of 3,099,569 shares of common stock, with respect to which it reported sole dispositive power over 3,066,569 shares and sole voting power over 2,670,155 shares. The address of JPMorgan is 383 Madison Avenue, New York, NY 10179.

(7)

Based solely on a Schedule 13G filed with the SEC on February 9, 2022. State Street Corporation (“State Street”) is deemed to be the beneficial owner of 2,992,882 shares of common stock, with respect to which it reported shared voting power over 2,869,606 shares and shared dispositive power over 2,992,882 shares. The address of State Street Corporation is 1 Lincoln Street, Boston, MA 02111.

(8)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022. T. Rowe Price Associates, Inc. (“T. Rowe Price”) is deemed to be the beneficial owner of 2,878,714 shares of common stock, with respect to which it reported sole voting power over 663,402 shares and sole dispositive power over 2,878,714 shares. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(9)	Includes shares of common stock held by the David P. Schenkein 2004 Revocable Trust and shares of common stock held by the Amy P. Schenkein 2004 Revocable Trust.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, directors, executive officers, our principal accounting officer and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2021, all reporting persons complied with all applicable filing requirements, except with respect to a Form 4 filing made on December 7, 2021 to report vesting of restricted stock units held by Dr. Gheuens on December 2, 2021, a Form 4 filing made on April 15, 2021 to report vesting of restricted stock units held by Dr. Car on January 6, 2021 and a Form 4 filing made on March 16, 2021 to report shares of common stock sold by Mr. Miles on March 1, 2021 and March 5, 2021.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. Directors in each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office for a three-year term and until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the board of directors.

The term of office of our Class III directors, Jacqualyn A. Fouse, Ph.D., David Scadden, M.D. and David P. Schenkein, M.D., will expire at the Annual Meeting. The nominees for Class III directors for election at the Annual Meeting are Drs. Fouse, Scadden and Schenkein. If any of Drs. Fouse, Scadden or Schenkein is elected at the Annual Meeting, such individual will be elected to serve for a three-year term that will expire at our 2025 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for Drs. Fouse, Scadden and Schenkein or, in the event that any of Drs. Fouse, Scadden and Schenkein is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The following paragraphs provide information as of the date of this Proxy Statement about each director and nominee for director, as furnished to us by the directors and nominees for director. The information presented includes information each such individual has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each such individual’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that each of our directors and director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of our directors and nominees for director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships between or among any of our executive officers, directors or nominees for director.

Nominees for Election to the Board of Directors

Term Expiring at the 2025 Annual Meeting of Stockholders, if elected at the Annual Meeting (Class III)

Name	Age	Position with Agios Pharmaceuticals, Inc.
Jacqualyn A. Fouse, Ph.D.	60	Chief Executive Officer and Director
David Scadden, M.D.	69	Director
David P. Schenkein, M.D.	64	Chair

Jacqualyn A. Fouse, Ph.D. joined Agios as chief executive officer on February 1, 2019 and has served as a member of our board of directors since December 2017. Dr. Fouse served as executive chair of Dermavant Sciences, a biopharmaceutical company, from July 2017 until September 2018. From September 2010 until June 2017, Dr. Fouse served in various capacities at Celgene Corporation, a biopharmaceutical company, or Celgene, serving as strategic advisor to the management executive committee from April 2017 to June 2017, president and chief operating officer from March 2016 to March 2017, president, hematology and oncology from August 2014 to February 2016, executive vice president and chief financial officer from February 2012 to July 2014, and senior vice president and chief financial officer from September 2010 to February 2012. Prior to joining Celgene, Dr. Fouse served as chief financial officer of Bunge Limited, or Bunge, a global agribusiness and food company, from 2007 to 2010. Prior to joining Bunge, Dr. Fouse served as senior vice president, chief financial officer and corporate strategy at Alcon Laboratories, Inc., or Alcon, a global medical company, from 2006 to 2007, and as its senior vice president and chief financial officer from 2002 to 2006. Prior to her time with Alcon she held a variety of senior leadership roles with international companies. Dr. Fouse is also a director and member of the audit committee and nominating and corporate governance committee of Incyte Corporation, or Incyte, a publicly traded biopharmaceutical company, and was a director of Perrigo Company, a publicly traded pharmaceutical manufacturer, Celgene and Dick’s Sporting Goods, Inc., a publicly traded sporting goods retailer. Dr. Fouse earned a B.A. and an M.A. in Economics and a Ph.D. in Finance from the University of Texas at Arlington. She also earned a Masters in Environmental Management from the Yale University School of Forestry and Environmental Studies. We believe Dr. Fouse is qualified to serve as a member of our board of directors due to her extensive experience in the biotechnology sector and her international and senior leadership experience.

David Scadden, M.D. has served as a member of our board of directors since May 2017. Dr. Scadden is a hematologist/oncologist and an expert on the medical application of stem cell biology with a particular emphasis on its use in the setting of cancer. He is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine, the American Academy of Arts and Sciences, is an associate member of the Broad Institute of Harvard and MIT and is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute, Board of Directors of the International Society for Stem Cell Research and the Executive Committee of the American Society of Hematology. Dr. Scadden is on the board of directors and nominating and governance and science and technology committees of Editas Medicine, Inc., a publicly traded biotechnology company, and on the boards of directors of the private biotechnology companies LifeVault Bio and Clear Creek Bio, Inc. Dr. Scadden is also a scientific founder of Fate Therapeutics, a publicly traded biotechnology company, and a scientific founder and member of the board of directors and scientific advisory board of Magenta Therapeutics, a publicly traded biotechnology company. He is the recipient of numerous honors including the E. Donnall Thomas and the Dameshek awards from the American Society of Hematology and awards from the Doris Duke Charitable Trust, the Ellison Medical Foundation, the Burroughs Welcome Fund, and the Leukemia and Lymphoma Society. Dr. Scadden holds degrees from Bucknell University, Case Western Reserve University and honorary degrees from Harvard University, Bucknell University and Lund University in Sweden. We believe Dr. Scadden is qualified to serve on our board of directors due to his scientific expertise in the field of hematology.

David P. Schenkein, M.D. has served as a member of our board of directors since August 2009, as our executive chairman from February 2019 to February 2020, and as the chairman of our board of directors since February 2020. Dr. Schenkein also served as our president and chief executive officer from August 2009 until February 2019. Dr. Schenkein has been a hematologist and medical oncologist for more than 30 years. He currently serves as a general partner of GV, the venture capital arm of Alphabet Inc. (formerly Google), and is an adjunct attending physician in hematology at Tufts Medical Center. Prior to joining Agios, from 2006 to 2009, Dr. Schenkein was the senior vice president, clinical hematology/oncology at Genentech Inc. (now a member of the Roche Group, a global healthcare company), or Genentech, where he was responsible for numerous successful oncology drug approvals and leading the medical and scientific strategies for its bio-oncology portfolio. While at Genentech, he served as an adjunct clinical professor of medical oncology at Stanford University School of Medicine. Prior to joining Genentech, he served as the senior vice president of clinical research at Millennium, overseeing the clinical development and worldwide approval of VELCADE®, a first-in-class cancer therapy now approved to treat multiple myeloma and non-Hodgkins lymphoma. Dr. Schenkein currently serves on the board of directors of Prime Medicine, Inc., or Prime, Leyden Labs, Inc., TranSend Therapeutics, Inc., or TranSend and Treeline Biosciences, all private biotechnology companies, and on the board of directors, nominating and corporate governance committee and science and technology committee of Denali Therapeutics Inc., a publicly traded biotechnology company. Dr. Schenkein was formerly on the board of directors of Foundation Medicine, Inc., a publicly traded biotechnology company and on the board of directors, compensation committee and nominating and corporate governance committee of bluebird bio, or bluebird, a publicly traded biotechnology company. Dr. Schenkein holds a B.A. in chemistry from Wesleyan University and an M.D. from the State University of New York Upstate Medical School. We believe that Dr. Schenkein’s detailed knowledge of our company and of hematology and his extensive background in the biotechnology industry, including his roles at Genentech and Millennium, provide a critical contribution to our board of directors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF DRS. FOUSE, SCADDEN AND SCHENKEIN.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2023 Annual Meeting of Stockholders (Class I)

Name	Age	Position with Agios Pharmaceuticals, Inc.
Paul J. Clancy	60	Director
Ian T. Clark	61	Director(1)

(1)	Mr. Clark’s resignation from the board of directors will be effectively immediately following the Annual Meeting.

Paul J. Clancy has served as a member of our board of directors since September 2013. Mr. Clancy has more than 35 years of experience in financial management and strategic planning. Mr. Clancy served as a senior advisor from November 2019 through July 2020 and as the executive vice president and chief financial officer from July 2017 through October 2019 of Alexion Pharmaceuticals, Inc. Mr. Clancy served as the executive vice president and chief financial officer at Biogen Inc. (formerly known as Biogen Idec), a biopharmaceutical company, or Biogen from August 2007 through June 2017. He also served as senior vice president of finance of Biogen Idec, with responsibilities for leading the treasury, tax, investor relations and business planning groups. Prior to the merger of Biogen and Idec Pharmaceutical Corporation, Mr. Clancy was the vice president of portfolio management at Biogen. He joined Biogen in 2001 as vice president of U.S. marketing. Before Biogen,

Mr. Clancy spent 13 years at PepsiCo Inc., a publicly traded food and beverage company, serving in a variety of financial and general management positions. Mr. Clancy is on the board of directors, audit committee and compensation committee of Incyte Pharmaceuticals, on the board of directors, audit committee and compensation committee of Xilio Therapeutics, Inc., a publicly traded biotechnology company, and on the board of directors, audit and finance committee, and nominating committee of Exact Sciences, a publicly traded diagnostics company. Mr. Clancy is currently a Visiting Senior Lecturer of Finance at Cornell University. Mr. Clancy has an M.B.A. from Columbia Business School and received his B.S. in business administration from Babson College in Wellesley, MA. We believe Mr. Clancy is qualified to serve as a member of our board of directors due to his extensive financial and executive leadership experience at large multi- national companies.

Ian T. Clark has served as a member of our board of directors since December 2016. On April 25, 2022, Ian T. Clark notified us of his decision to resign as a member of our board of directors, to be effective immediately following the Annual Meeting. Mr. Clark will also resign as a member of our compensation & people committee and our nominating and corporate governance committee.

Mr. Clark has more than 35 years of experience in the biotechnology industry. He was chief executive officer and a member of the board of directors of Genentech, a position he held from 2010 to 2016. Mr. Clark served for 12 years on the Genentech Executive Committee, initially as EVP of Commercial Operations. Before that, he served as SVP and General Manager of BioOncology. Prior to Genentech, Mr. Clark spent 23 years in positions of increasing responsibility at Novartis, Sanofi-Synthelabo SA (Aventis SA), Ivax Pharmaceuticals, Inc. and G.D. Searle, LLC, a subsidiary of Monsanto Corporation, working in the UK, Canada, Eastern Europe and France. Mr. Clark is a member of the boards of directors of the following publicly traded biotechnology companies: Takeda Pharmaceutical Company Limited (also on the compensation committee); Guardant Health, Inc. (lead independent director, chair of the compensation committee and a member of the audit committee); Corvus Pharmaceuticals, Inc. (also on the compensation committee and nominating and corporate governance committees); Olema Pharmaceuticals, Inc. (chairman of the board and member of the compensation committee); and AvroBio, Inc. (also chair of the compensation committee). He was formerly on the boards of directors of Forty Seven, Inc. (prior to its acquisition by Gilead Sciences, Inc., or Gilead), Shire plc (prior to its acquisition by Takeda), Kite Pharma, Inc. (prior to its acquisition by Gilead), Vernalis plc, and TerraVia Holdings, Inc. Mr. Clark served on the Board of the Biotechnology Industry Association, and as a member of the economic advisory council of the 12th District of the Federal Reserve. He also served on the BioFulcrum Board of the Gladstone Institute, as Chair of the External Advisory Board to Southampton University’s Institute for Life Sciences and as an advisor to Blackstone Life Sciences. We believe Mr. Clark is qualified to serve as a member of our board of directors due to his extensive experience in and knowledge of the biotechnology sector and his international and leadership experience.

Term Expiring at the 2024

Annual Meeting of Stockholders (Class II)

Name	Age	Position with Agios Pharmaceuticals, Inc.
Kaye Foster	62	Director
Maykin Ho, Ph.D.	69	Director
John M. Maraganore, Ph.D.	59	Lead Independent Director

Kaye Foster has served as a member of our board of directors since December 2014. Ms. Foster has more than 26 years of experience in human resources in the pharmaceutical industry and has been a Senior Advisor at the Boston Consulting Group since 2014 and in January 2022 joined ARCH Venture Partners as a venture partner. Previously, she was Senior Vice President, Global Human Resources at Onyx Pharmaceuticals, Inc., an Amgen, Inc., or Amgen, subsidiary and a biopharmaceutical company, or Onyx, from 2010 to 2014. At Onyx, which was acquired by Amgen in 2013, she led all aspects of human resources for U.S. and global operations. Prior to joining Onyx, Ms. Foster was Global Vice President of Human Resources and an Executive Committee

member at Johnson and Johnson Corporation, a publicly traded healthcare company, from 2003 to 2010. Before Johnson and Johnson, Ms. Foster held several senior human resources executive positions with Pfizer Inc., a publicly traded pharmaceuticals company, supporting its pharmaceuticals businesses in Japan, Asia, Africa, Middle East and Latin America and, notably, led the integration of both the Warner-Lambert and Pharmacia mergers for these regions. Prior to that, she gained 10 years of operational experience within The Yellow Pages. She currently serves on the board of directors and compensation committee of Prime, on the board of directors and compensation and community equity committee of Resilience Inc., a private management consulting company, on the board of directors and compensation and major gifts committee of Stanford Health Care, a hospital and healthcare system, on the board and human resources committee of Spelman College and chairs the board of trustees of the Glide Foundation. Ms. Foster formerly served on the board of directors and compensation committee of Grail, Inc., or Grail, a private biotechnology company, prior to its acquisition by Illumina, Inc., or Illumina. She earned her undergraduate degree at Baruch College of the City University of New York and received her M.B.A. from Columbia University, Graduate School of Business. We believe Ms. Foster’s qualifications to serve on our board of directors include her extensive experience as an executive in the pharmaceuticals industry, including her experience in people management, compensation planning and driving and maintaining corporate culture.

Maykin Ho, Ph.D. has served as a member of our board of directors since June 2015. Dr. Ho has more than 30 years of experience in the healthcare and finance industries. She has been a venture partner at Qiming Venture Partners, a venture capital firm in China and Hong Kong, since July 2015. From July 1992 to February 2015, she held various positions at Goldman Sachs, a global investment bank, including: from 2010 to 2015, she served as advisory director of global healthcare investment banking; from 2002 to 2010, she served as partner and co-head of healthcare investment research; and from 1992 to 2010 she served as senior biotechnology research analyst. Prior to Goldman Sachs, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals, a global pharmaceutical company, and DuPont de Nemours & Company. She is a member of the board of directors and audit committee of Fibrogen, Inc., a publicly traded biotechnology company, a member of the board of directors and audit committee of Parexel International, a privately-held, global pharmaceutical services company, and a member of the board of directors, audit committee and science and technology committee of BioMarin Pharmaceutical Inc., a public biopharmaceutical company, and on the board of directors and audit committee of Neumora Therapeutics, Inc., a private biotechnology company. Dr. Ho previously served on the board of directors and audit committee as well as chaired the nominating and corporate governance committee of Grail, prior to its acquisition by Illumina. Dr. Ho also serves on the board of directors, audit committee and investment committee of two non-profit research institutes: the Aaron Diamond AIDS Research Center and the Institute for Protein Innovation. In addition, she is a member of the Biotech Advisory Panel of The Stock Exchange of Hong Kong. Previously, Dr. Ho served on the board of directors and audit committee of Parexel International when it was a publicly traded company, and on the investment committee of the Society of Neuroscience. She was a postdoctoral fellow at the pathology department of Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. Dr. Ho received a Ph.D. in microbiology and immunology and a B.S. from the State University of New York, Downstate Medical Center. We believe Dr. Ho is qualified to serve on our board of directors due to her extensive experience in healthcare investment research and banking.

John M. Maraganore, Ph.D. has served as a member of our board of directors since November 2011. Dr. Maraganore is our lead independent director. Dr. Maraganore is a venture partner at ARCH Venture Partners, a venture advisor at Atlas Venture, an executive advisor at RTW Investments and a senior advisor at Blackstone Life Sciences, each of which are investment funds. Previously, Dr. Maraganore served as the founding chief executive officer and as a director of Alnylam Pharmaceuticals, Inc., or Alnylam, a publicly traded biopharmaceutical company from 2002 until the end of 2021. From 2002 to 2007, Dr. Maraganore also served as president of Alnylam. From 1997 to 2002, Dr. Maraganore served in a number of leadership roles including as senior vice president, strategic product development with Millennium Pharmaceuticals, Inc., a biopharmaceutical company (now Takeda Oncology), or Millennium. Before Millennium, he served as director of molecular biology and director of market and business development at Biogen. Prior to Biogen, Dr. Maraganore was a scientist at ZymoGenetics, Inc., a biotechnology company, and The Upjohn Company, a pharmaceutical manufacturing company. Dr. Maraganore currently serves on the board of directors of publicly traded biotechnology companies Beam Therapeutics Inc. and Kymera Therapeutics, Inc., and on the board of directors of private biotechnology companies, including Hemab Therapeutics ApS, TranSend and Aerium Pharma. Dr. Maraganore was formerly a director of bluebird. In addition, he was formerly a venture partner at Third Rock Ventures, L.P., and was formerly chairman of the board of directors of Regulus Therapeutics, Inc., a publicly traded biotechnology company. Dr. Maraganore serves as a strategic advisor and investor to Brii Biosciences, a private biotechnology company, and also serves in an advisory role with Pictet & Cie, an investment firm. He also serves as a strategic advisor for a number of private and public biotechnology companies. He is the former Chair and current member of the Executive Committee, the Emerging Companies Section Governing Board and the Health Section Governing Board of the Biotechnology Innovation Organization (BIO), where he serves as Chair Emeritus. Dr. Maraganore holds an M.S. and a Ph.D. in Biochemistry and Molecular Biology from the University of Chicago and a B.A. in Biological Sciences also from the University of Chicago. We believe that Dr. Maraganore is qualified to serve on our board of directors because he has over 35 years of experience in the biotechnology industry, bringing to our board of directors critical scientific, research and development, international and general management expertise.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Agios is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, corporate governance guidelines and charters for our audit committee, our compensation & people committee, our nominating and corporate governance committee and our science and technology committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.agios.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or Nasdaq listing standards. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Holly Manning, Senior Director, Investor Relations, at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: Holly.Manning@agios.com.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Agios and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Agios;

•	a majority of the members of our board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board and its committees conduct a self-evaluation annually to determine whether they are functioning effectively.

Corporate Social Responsibility

We are committed to building a sustainable business that provides long-term value for all our stakeholders. Central to our mission is our drive to improve the lives of those fighting life-threatening and life-altering genetically defined diseases, including those that have often been overlooked or neglected. We also support and advance a range of other responsibilities, such as: increasing access to medicines; advancing diversity, equity, and inclusion both internally and externally; building a strong culture of flexibility and respect; creating opportunities in STEM; promoting health equity; reducing our waste and energy usage; making a difference in our communities; and conducting our business according to the highest ethical standards.

Since 2020, we have published our Environmental, Social, and Governance (ESG) Report, with the intent of disclosing relevant ESG initiatives and metrics from across the company that are aligned not only with our values and our culture, but also with the United Nations Sustainable Development Goals (UN SDGs) and the standards for the Biotechnology and Pharmaceuticals industry set by the Sustainability Accounting Standards Board (SASB). Our 2022 ESG Report is available on our website, www.agios.com, under the “Corporate Social Responsibility” section. The contents of the ESG Report are not deemed to be part of this proxy statement or incorporated by reference herein.

Our ESG program is centered around our commitments to the patients we serve, our employees, our communities and world, and business ethics and values.

Our Commitment to Patients

Advancing Science

We are focused on making a difference for patients by discovering, developing, and delivering innovative therapies. In our 14-year history, we have pioneered two novel therapeutic approaches — IDH inhibition and pyruvate kinase (PK) activation — and continue to focus on creating an environment in which scientific innovation on behalf of patients can thrive. Our pioneering research in PK activation has yielded the first approved therapy for PK deficiency – a rare, debilitating, lifelong blood disorder – as well as a robust clinical and preclinical pipeline.

Improving Care for an Underserved Rare Disease

Due to the rarity of the condition, people living with PK deficiency have historically been overlooked, underdiagnosed, and underserved. In addition to developing the first approved therapy, Agios has led the way in supporting this patient community holistically. Agios has made important strides in elucidating the burden of disease by funding a natural history study of PK deficiency and continuing that work through building the first global patient registry. Agios has also developed informative resources to educate both physicians and patients, and Agios has worked to solve the problem of underdiagnosing genetically defined hemolytic anemias by launching a no-cost next-generation sequencing testing program. Agios has also collaborated with patient advocacy groups to help establish the first international PK deficiency patient advocacy advisory council, an international, multi-disciplinary group of experts, including patients, caregivers, patient advocates and clinicians.

Access to Medicines

Prior to the launch of our medicine for PK deficiency, Agios developed a philosophy and guiding principles to inform all of our pricing and access decisions. In addition, Agios collaborated closely with the patient, caregiver, and provider communities to develop myAgios Patient Support Services to help ensure that as many eligible patients as possible can have access to our medicines and for out-of-pocket costs for the individual patients to be as reasonable as possible. As part of our commitment, we are not taking any price increases on this medicine for the next five years.

Patient Voice in Clinical Trials

In addition, Agios strives for patient voices to be central when developing clinical trial protocols, creating communications for trial participants to ensure transparency, and responding to unexpected challenges such as the COVID-19 pandemic and climate crises. By seeking input from patients early on, and incorporating their feedback, our trials are better equipped to address the aspects of the disease that are most important to patients and are more inclusive and accommodating of patients’ needs which paves the way for more representative diversity in our trials.

Patient Safety

Finally, Agios places a high priority on patient safety through adhering to all relevant best practices and regulations in clinical trials, product manufacturing and supply chain management.

Our Commitment to Our Employees

Our Culture

Agios is a supportive, fun, and flexible environment full of people empowered to bring their whole selves to work and motivated to make a positive impact for those living with genetically defined diseases. We intentionally cultivate a culture of flexibility, psychological safety, and deliberate development. We regularly ask our people about their experiences at Agios and what we can do to improve our programs and enhance our environment through a full organizational health survey every 2–3 years and more frequent, targeted pulse surveys. We eagerly listen to our team’s feedback, analyze what we hear, and use the findings to make informed decisions that help Agios continue to be a great place to work.

Deliberate Development

We focus on retaining and hiring people who care deeply about our mission, about each other, and about the people who count on us. Our retention strategy is fueled by our focus on the deliberate development of all employees through programs such as tuition reimbursement, mentorship programs, our DevelOPPortunities Program – which offers temporary, part time assignments that provide employees with an opportunity to build new, differentiated skill sets while maintaining current role – and encouraging internal promotions and cross-functional internal moves when aligned with employee career interest.

Flexibility

Another key to Agios’ retention strategy is our culture of flexibility. With a culture that supports individual employee needs already in place, we were able to respond nimbly to the unprecedented challenges of the COVID-19 pandemic and to continue serving the patients counting on us. We then took our learnings and experiences from the pandemic to initiate our “Reimagining Work” pilot program in September 2021, offering all location-agnostic team members (i.e., those who are not based in a lab or in the field interacting with healthcare providers) the option to choose where they work — fully remote, fully in the office, or hybrid. As with every significant people-related decision at Agios, the Reimagining Work program was data-driven and created with employee input and feedback in mind. We conducted surveys to help design the Reimagining Work program and to gauge its effectiveness; the feedback to date has been overwhelmingly positive. In addition, the opportunity to work remotely has opened doors for us to hire a more diverse team including individuals from different locations and backgrounds and with a variety of responsibilities in their personal lives. In 2021, more than 50% of our new hires chose to work remotely.

Compensation and Benefits

Agios offers a competitive and balanced compensation and benefits package, including equity for employees with flexibility to select the percentage of restricted stock units (RSUs) versus stock options, discretionary paid time off policy, generous parental and family leave plans, and premium medical benefits. Agios benefits that have evolved as a direct result of employee feedback include: discretionary time off policy, formal company shut down during the last week of August and December, expanded parental leave, a lifestyle spending account, and an inclusive family forming benefit.

Recruitment

Identifying and recruiting top talent is critical to our growing organization. To do so, we leverage internal networks and a variety of external resources such as professional organizations, academic institutions, career sites, job fairs, and industry conferences. We take a creative approach to identify and assess a diverse pool of candidates for all our openings.

Diversity

Agios places a strong emphasis on diversity, equity, and inclusion, or DE&I. In 2020, we led a diversity initiative at Agios that included speakers and workshops on valuing differences to heighten our awareness and help us learn together. In January 2021, we formed the Agios DE&I Council to ensure we are fostering a welcoming, diverse workplace where all employees can thrive and be their true selves. The DE&I Council also spearheads external DE&I work on topics such as health equity and supplier diversity. Agios has leveraged feedback from our employees to continue to inform our approach to creating an inclusive workplace, with improvements to our talent acquisition strategy, an expanded speaker series, and access to learning and volunteer opportunities.

Our commitment to DE&I is an ongoing journey; we recognize there is always more to do. We also believe that measuring progress is critical to ensuring that our DE&I efforts are having a real impact on our teams and communities. We are pleased to share that our companywide surveys from 2018 and 2021 demonstrate an improvement in DE&I at Agios.

Our Commitment to Our Communities and World

Agios is committed to supporting and connecting with our communities and to doing our part to support a cleaner, healthier planet.

Community Relations

We have organized our community relations initiatives around three pillars: (1) complementing our pursuit of innovative medicines by meeting non-therapeutic needs for patient communities, (2) promoting increased diversity in STEM education and careers and supporting health equity, and (3) being a good neighbor and helping to meet the fundamental needs of those around us. We maintain a corporate giving program that identifies initiatives to support and creates opportunities for employee involvement in causes that benefit our community.

Environmental Initiatives

Although Agios leases all of our buildings, we continue to enhance and promote sustainable practices in our existing spaces and ensure our future spaces are designed with sustainability in mind. To date, we have completed a number of sustainability projects such as building a 50+ bike storage unit to encourage employees to cycle to work. Most recently, we completed a lab renovation project utilizing energy efficient cold storage equipment, updated LED lighting technologies and added HVAC efficiencies through use of our building automation system to reduce energy demand outside of normal working hours. We also have practices in place to reduce hazardous waste, solid waste production, and water usage. In 2021, Agios qualified for and successfully attained a Low Flow, Low Pollutant Sewer Use Discharge permit through our laboratory water use reduction initiatives.

Our Commitment to Ethics and Values

At Agios, we are committed to conducting business ethically, responsibly, and transparently. We hold ourselves to the highest standards and have built strong governance practices to ensure accountability for our actions. This includes a Code of Business Conduct and Ethics, which applies to all of our officers, directors, and employees; corporate governance guidelines adopted by our board of directors; and charters for our audit committee, compensation & people committee, nominating and corporate governance committee, and science and technology committee. In addition, we have robust policies in place to ensure compliant interactions with healthcare providers, protection of personal and patient data, and strong cybersecurity practices, among others.

Director Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act and that compensation & people committee members also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2022, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Dr. Fouse, our chief executive officer, and Dr. Schenkein, our chair. In addition, our board of directors determined that Mr. Clancy, Dr. Ho and Dr. Maraganore, who comprise our audit committee, Mr. Clark, Ms. Foster and Dr. Maraganore, who comprise our compensation & people committee, and Mr. Clark, Ms. Foster and Dr. Ho, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company, including any relevant transactions described below in “Certain Relationships and Related Party Transactions” and the beneficial ownership of our capital stock by each non-employee director, as well as all other facts and circumstances our board of directors deemed relevant in determining independence.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess our board of directors’ leadership structure, including whether the offices of chief executive officer and chair of the board of directors should be separate and why the board of directors’ leadership structure is appropriate given the specific characteristics or circumstances of our company. These guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We currently separate the roles of chief executive officer and chair of the board of directors. Separating the duties of the chair of the board from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, the chair of our board of directors presides over meetings of the board of directors, facilitates communications between management and the board of directors and assists with other corporate governance matters.

Because Dr. Schenkein, the chair of our board of directors is not independent within the meaning of the Nasdaq Listing Rules, our board of directors, upon the recommendation of our nominating and corporate governance committee, has appointed Dr. Maraganore as lead independent director. Dr. Maraganore is an independent director within the meaning of the Nasdaq Listing Rules (see “Director Determination of Independence” above). His duties as lead director include the following:

•	Chairing meetings of the independent directors in executive session;

•	Meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	Facilitating communications between other members of our board of directors, our chair and our chief executive officer;

•	Working with our chair and our chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•

Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors (see “Communications with our Board of Directors” below); and

•	Consulting with our chair and our chief executive officer on matters relating to corporate governance and board performance.

Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider among other things the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of our company;

•	strong finance experience;

•	commitment to understand our company and its industry;

•

interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications, including diversity, for its candidates for membership on the board of directors. The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our board of directors and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on or before the dates set forth in the section below entitled “Stockholder Proposals,” the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others, as described above.

Board Diversity Matrix

Our board of directors has voluntarily provided the self-identified information below.

Board Diversity Matrix (As of April 28, 2022)
Total Number of Directors	8*

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

*	Includes Ian Clark who will resign from our board of directors immediately follow the Annual Meeting.

Communications with Our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead independent director or the chair of our nominating and corporate governance committee, with the assistance of our Corporate Secretary or his or her designee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Agios Pharmaceuticals, Inc., c/o Corporate Secretary, 88 Sidney Street, Cambridge, Massachusetts 02139.

Board Meetings and Attendance

Our board of directors met eight times during our fiscal year 2021, including telephonic and virtual meetings. During the year, each of our then-serving directors attended 75% or more of the aggregate number of meetings of the board of directors and the committees on which they served.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of our then-serving directors attended our 2021 annual meeting of stockholders.

Board Committees

We have four standing committees: the audit committee, the compensation & people committee, the nominating and corporate governance committee and the science and technology committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found on the Corporate Governance page of the Investors section of our website, www.agios.com.

Audit Committee

The members of our audit committee are Mr. Clancy, Dr. Ho and Dr. Maraganore. Mr. Clancy is the chair of the audit committee. Our board of directors has determined that Mr. Clancy and Ms. Ho qualify as audit committee financial experts within the meaning of SEC regulations and the Nasdaq Listing Rules. In making this determination, our board of directors has considered the formal education and nature and scope of his or her previous experience, coupled with past and present service on various audit committees. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met six times during fiscal year 2021, including telephonic meetings. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	recommending to our board of directors whether the audited financial statements should be included in our annual report;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our major financial risk exposures and risks relating to data privacy and cybersecurity, and our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 36 of this Proxy Statement.

Compensation & People Committee

The members of our compensation & people committee are Ms. Foster, Mr. Clark and Dr. Maraganore. Ms. Foster is the chair of the compensation & people committee. Our compensation & people committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation & people committee met six times during fiscal year 2021, including telephonic meetings. The compensation & people committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	making recommendations to our board of directors with respect to the compensation of our chief executive officer, and reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included on page 39 of this Proxy Statement;

•	preparing the compensation & people committee report required by SEC rules, which is included on page 58 of this Proxy Statement; and

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reviewing and discussing with management human resource policies and practices, including those related to talent acquisition and retention, key diversity initiatives, career development and organizational engagement and effectiveness.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Ms. Foster, Mr. Clark and Dr. Ho. Ms. Foster is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee met three times during fiscal year 2021, including telephonic meetings. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board of directors with respect to management succession planning and human capital matters;

•	developing and recommending corporate governance principles to the board of directors;

•	overseeing an annual self-evaluation of the board of directors; and

•	overseeing our programs, policies, disclosures and practices relating to ESG issues and impact to support the sustainable growth of our business

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process”.

Science and Technology Committee

The members of our science and technology committee are Dr. Scadden, Dr. Fouse and Dr. Schenkein. Dr. Scadden is the chair of the science and technology committee. The science and technology committee assists our board’s oversight of our research and development activities. The science and technology committee met four times during fiscal year 2021, including telephonic meetings. The science and technology committee’s responsibilities include:

•	reviewing, evaluating, and advising our board of directors and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development programs;

•	monitoring and evaluating trends in research and development, and recommending to our board of directors and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);

•	advising our board of directors and management on the scientific aspects of business development transactions;

•	regularly reviewing the company’s research and development pipeline;

•	assisting our board of directors with its oversight responsibility for enterprise risk management in areas affecting the company’s research and development; and

•	reviewing such other topics as delegated to the science and technology committee from time to time by our board of directors.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, reputational and human capital risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and risks relating to data privacy and cybersecurity and the actions management has taken to limit, monitor or control such exposures. The compensation & people committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. The science and technology committee assists the board’s oversight of the company’s research and development activities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Risk Considerations in our Compensation Program

We along with our compensation & people committee of our board of directors have reviewed the compensation policies and practices for all of our employees and believe any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or its operations. In reaching this conclusion, the compensation & people committee and we considered several factors, including the following:

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the establishment of base salaries consistent with our executive officers’ responsibilities and market comparable companies to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

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the evaluation of company performance (which drives the amount of cash and number of shares available for grant under our contingent annual performance-based cash incentive and annual equity incentive programs, respectively) based on a variety of long- and short-term objectives in which no single objective is given substantial weight, thus diversifying the risk associated with any single indicator of performance; and

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the discretion available to our compensation & people committee not to apply fixed formulae in assessing our company performance, thus enabling the compensation & people committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Director Compensation

Our board of directors has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. The cash and equity compensation for non-employee directors under the policy, effective January 1, 2019, is set forth in the table below.

	Annual Cash Compensation	Number of Options/RSUs Granted
Board of Directors:

Board Member	$50,000	$718,000 in equity awards upon initial election (split approximately 75% in stock options and 25% in RSUs, based on value); $360,000 in equity awards at each annual meeting thereafter (split approximately 75% in stock options and 25% in RSUs, based on value)*
Chair	Additional $30,000	—
Lead Independent Director	Additional $25,000	—
Audit Committee:

Chair	$20,000	—
Member (other than Chair)	$10,000	—

Compensation & People Committee:

Chair	$15,000	—
Member (other than Chair)	$7,500	—

Nominating and Corporate Governance Committee:

Chair	$10,000	—
Member (other than Chair)	$5,000	—

Science and Technology Committee:

Chair	$15,000	—
Member (other than Chair)	$7,500	—

* number of shares for stock option and RSU awards to be determined on the date of grant based on grant date fair value.

Under the policy, non-employee members of our board of directors also are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

The stock options granted to our non-employee directors have an exercise price equal to the fair market value of our common stock on the date of grant and expire ten years after the date of grant. The stock options and RSUs granted to our non-employee directors are subject to vesting based upon a director’s continued service on our board of directors. The initial stock options granted to our newly elected non-employee directors vest with respect to 25% of the shares on the first anniversary of the grant date and monthly thereafter until the fourth anniversary of the date of grant. The initial RSUs granted to our newly elected non-employee directors vest as to one-third of the underlying shares each year following the grant date. The annual stock options and RSUs granted to our non-employee directors vest with respect to 100% of the shares on the first anniversary of the grant date. To the extent that a non-employee director has other responsibilities, such director may receive additional compensation to the extent deemed necessary by our board of directors. Directors who also are employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as employees.

The following table sets forth information concerning the compensation for our non-employee directors during the fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Paul J. Clancy	70,000	269,983	89,965	—	429,947
Ian T. Clark	62,500	269,983	89,965	—	422,447
Kaye Foster	75,000	269,983	89,965	—	434,947
Maykin Ho, Ph.D.	65,000	269,983	89,965	—	424,947
John M. Maraganore, Ph.D.	92,500	269,983	89,965	—	452,447
David Scadden, M.D.	65,000	269,983	89,965	—	424,947
David P. Schenkein, M.D.	87,500	269,983	89,965	—	447,447

(1)

Represents stock options to purchase 8,888 shares of common stock granted to each of our non-employee directors during 2021 for service on our board of directors. The shares subject to these stock options vest in full on May 20, 2022. Amounts listed represent the aggregate fair value amount computed as of the grant date of the stock option awards granted during 2021 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 24, 2022.

(2)

The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2021 for our non-employee directors were: Mr. Clancy: 99,003, Mr. Clark: 55,603, Ms. Foster: 68,502, Dr. Ho: 68,853, Dr. Maraganore: 80,728, Dr. Scadden: 55,603, and Dr. Schenkein: 814,937.

(3)

Represents RSUs representing the contingent right to receive 1,585 shares of common stock granted to each of our non-employee directors during 2021 for service on our board of directors. The shares subject to these RSUs vest in full on May 20, 2022. Amounts listed represent the aggregate fair value amount computed as of the grant date of the RSUs granted during 2021 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 24, 2022.

(4)	The aggregate number of shares of common stock underlying RSUs outstanding as of December 31, 2021 was 4,360 for Dr. Schenkein and 1,585 shares for each of our other non-employee directors.

Dr. Fouse, one of our directors who also serves as our chief executive officer, did not receive any additional compensation for her service as a director from and after February 1, 2019, when she assumed the role of chief executive officer. The compensation that we pay to Dr. Fouse as our chief executive officer is disclosed under “Executive Compensation–Summary Compensation Table.”

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive and Director Compensation Processes

The compensation & people committee generally meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the compensation & people committee, in consultation with the chief executive officer or the chief people officer. The compensation & people committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants are invited by the compensation & people committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation & people committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation & people committee regarding his or her compensation. The charter of the compensation & people committee grants the compensation & people committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation & people committee considers necessary or appropriate in the performance of its duties. In particular, the compensation & people committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the fiscal year ended December 31, 2021, the compensation & people committee directly engaged Radford, a compensation consultant which is part of the Rewards Solutions practice at Aon plc, to advise the compensation & people committee on our compensation program for executive officers, which includes base salaries, annual performance-based cash incentives and equity incentive awards, and on our non-employee director compensation policy. Radford did not determine or make recommendations to the compensation & people committee regarding the specific amount or form of compensation of our executive officers or directors for fiscal year ended December 31, 2021.

Historically, the compensation & people committee has made (or has recommended that the independent members of the board of directors make) most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year and the first quarter of the following year. However, the compensation & people committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The compensation & people committee is responsible for making determinations regarding compensation of our executive officers other than our chief executive officer, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and high performers, the initiation of offerings under our 2013 employee stock purchase plan and making material changes to benefits offered to our employees. In addition, the compensation & people committee makes recommendations to our board of directors regarding the compensation of directors and the chief executive officer, and the determination of the size of annual “evergreen” increases to the number of shares reserved under our 2013 stock incentive plan and 2013 employee stock purchase plan. Under its charter, the compensation & people committee may form, and delegate authority to, subcommittees, consisting of independent directors, as it deems appropriate. During fiscal year 2021, the compensation & people committee did not form or delegate authority to such subcommittees. During fiscal year 2021, the compensation & people committee delegated to the chief executive officer, or if the chief executive officer was unavailable, the chief financial officer, decision-making authority related to initial salary levels and salary adjustments, incentive payments and option grants for all non-executive officers, and non-material changes to employee benefits. Such delegated decision-making is governed by guidelines established by the compensation & people committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. We have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021 and discussed them with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

We have received from, and discussed with, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”). In addition, we have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with us concerning independence, have considered the compatibility of non-audit services with the auditors’ independence and have discussed with PricewaterhouseCoopers LLP its independence from management and the Company.

Based on the review and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Paul J. Clancy (chair)

Maykin Ho

John M. Maraganore

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 1, 2022:

Name	Age	Position(s)
Jacqualyn A. Fouse, Ph.D.	60	Chief Executive Officer
Jonathan Biller	58	Chief Financial Officer, Head of Corporate Affairs
James Burns	43	Chief Legal Officer
Bruce Car, Ph.D.	60	Chief Scientific Officer
Sarah Gheuens, M.D., Ph.D.	42	Chief Medical Officer
Richa Poddar	40	Chief Commercial Officer

The biography of Dr. Fouse can be found under “Nominees for Election to the Board of Directors.”

Jonathan Biller joined Agios as chief legal officer in December 2019, was appointed to the role of chief financial officer, head of legal and corporate affairs in September 2020 and was appointed chief financial officer, head of corporate affairs in January 2022. He has more than 30 years of legal, tax and treasury experience. Prior to joining Agios, Mr. Biller held leadership roles at Celgene, leading Celgene’s global legal function as executive vice president and general counsel from July 2018 to November 2019, and serving as senior vice president, tax and treasury from 2011 to June 2018, in which role he was responsible for the company’s global tax and treasury functions including its capital allocation strategy and tax policy. Prior to Celgene, Mr. Biller was general counsel, chief tax officer and secretary for Bunge. Prior to Bunge, Mr. Biller held roles of increasing responsibility at Alcon, Inc., during which time it was a publicly traded company. Mr. Biller began his career at law firm Hopkins & Sutter rising to the level of partner and was also partner at Foley & Lardner LLP after the firms merged. He holds a B.A. from Brown University and a J.D. from Yale Law School.

James Burns joined Agios in 2016 as a senior attorney and the first head of compliance, and was appointed chief legal officer of Agios in December 2022. Mr. Burns has more than 15 years of legal and compliance experience in the pharmaceutical industry. Prior to joining Agios, Mr. Burns held roles of increasing responsibility at EMD Serono Inc., a biotechnology company, culminating in his position as associate general counsel for commercial. Mr. Burns began his legal career as a corporate attorney at Testa, Hurwitz and Thibeault LLP and Goodwin Procter LLP. Mr. Burns holds a B.A. degree from Seton Hall University and a J.D. from Seton Hall University School of Law.

Bruce Car, Ph.D. joined Agios as chief scientific officer in January 2020. Prior to joining Agios, Dr. Car was at Bristol-Myers Squibb Company, or BMS, a global biopharmaceutical company, and its predecessor companies, since 2005, serving most recently as the interim head, BMS drug discovery. While at BMS, Dr. Car helped bring more than 200 drug candidates to clinical trials and 13 marketed drugs, including ELIQUIS®, OPDIVO® and FARXIGA®, to patients, holding roles of increasing responsibility in drug discovery, covering all therapeutic areas, drug platforms and stages of discovery. Dr. Car also led the BMS research and development campus in Bangalore, India, for six years across all aspects of discovery and later established a translational medicine function at that site. In 2017, he became the first head of the BMS translational medicine group, where he successfully built a cohesive function of over 300 scientists and specialists covering biomarkers through pharmaco-diagnostics. Among his responsibilities in translational medicine, Dr. Car led the research and development computational biology and machine learning capabilities and pharmaco-diagnostic technology platforms. Dr. Car received veterinary medicine and Masters in pathology degrees from The University of Melbourne, Victoria, Australia, and his Ph.D. from Cornell University, where he is currently an adjunct professor. Dr. Car undertook his postdoctoral studies in immunology and inflammation at the Theodor Kocher Institute, University of Berne and ETH/University of Zurich.

Sarah Gheuens, M.D., Ph.D. has served as chief medical officer of Agios since September 2021. She joined the company in December 2019, and prior to her appointment as chief medical officer, she served as head of clinical development for our genetically defined disease programs and as interim head of regulatory affairs. Dr. Gheuens has been instrumental in completing the pivotal phase 3 program for pyruvate kinase deficiency and leading simultaneous regulatory submissions to the FDA and EMA in this indication, as well as designing the pivotal programs for thalassemia, sickle cell disease and pediatric indications. Prior to joining Agios, Dr. Gheuens worked at Biogen from 2012 to 2019, where she held roles of increasing responsibility in safety, medical affairs and clinical development. Her work was critical for the approval of SPINRAZA®. Before joining Biogen, Dr. Gheuens worked at Beth Israel Deaconess Medical Center, or BIDMC, a hospital, from 2008 to 2012, taking care of patients with HIV and neurological complications and doing research on progressive multifocal leukoencephalopathy. Dr. Gheuens received her medical degree from the Free University of Brussels (VUB), Belgium, and completed her neurology residency at the University Hospital of the Free University of Brussels, Belgium, followed by an HIV/neurology fellowship at BIDMC. She also holds a Ph.D. in Medical Sciences from the University of Antwerp, Belgium, and a Master’s in Medical Sciences from Harvard Medical School.

Richa Poddar has served as chief commercial officer since December 2021. She joined the company in 2016, and prior to her appointment as chief commercial officer, she served as senior vice president, corporate strategy and business development; vice president, transition lead oncology programs; head of the oncology portfolio; and head of marketing. In these capacities, Ms. Poddar played an important role in shaping Agios’ oncology portfolio, providing strong cross-functional and strategic program leadership, driving the preparation for and launch of the company’s first two approved products and leading the transition of the company’s oncology assets to Servier Pharmaceuticals LLC, or Servier. Prior to joining Agios, Ms. Poddar worked in marketing at Clovis Oncology, a pharmaceutical company, and spent eight years at Genentech and F. Hoffman La-Roche where she held roles of increasing responsibility, including marketing and market analytics for various oncology products, including Herceptin®, Perjeta®, Kadcyla®, Avastin® and Alecensa®. Prior to Genentech, Ms. Poddar worked at Amgen in the commercial analytics group. Ms. Poddar holds a B.E. in computer engineering from Pune University and a Master’s in biotechnology from Keck Graduate Institute in California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation & people committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, or NEOs, including salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our NEOs, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation & people committee’s policies and decisions with respect to the compensation of our NEOs.

Our NEOs for 2021 were as follows:

•	Jacqualyn A. Fouse, Ph.D., our chief executive officer;

•	Jonathan Biller, our chief financial officer and head of corporate affairs;

•	Bruce Car, Ph.D., our chief scientific officer;

•	Sarah Gheuens, M.D., Ph.D., our chief medical officer;

•	Richa Poddar, our chief commercial officer;

•	Darrin Miles, our chief commercial officer prior to his resignation on December 6, 2021; and

•	Christopher Bowden, M.D., our chief medical officer prior to his retirement on September 1, 2021.

Say-on-Pay Vote Support and Stockholder Engagement

At our 2021 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Over 90% of the votes cast by stockholders on this proposal, excluding broker non-votes, were cast in support of the compensation paid to our NEOs. While this vote is a non-binding advisory vote, our compensation & people committee and board of directors take the voting results into account in determining the compensation of our NEOs. In light of the strong level of support evidenced by last year’s say-on-pay vote, among other factors, our compensation & people committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program this year, and in order to further our commitment to pay-for-performance, formally introduced performance share unit, or PSU, grants into the annual grants for our NEOs as described further below under “Performance Share Units (PSUs)”.

Our compensation & people committee and board of directors will continue to consider stockholder input and monitor our executive compensation program to ensure it aligns the interests of our executive officers with the interests of our stockholders and adequately addresses input from our stockholders.

Executive Summary

Agios made significant progress on a number of fronts during 2021. We began the year by successfully closing the previously-announced sale of our oncology business to Servier Pharmaceuticals, LLC, or Servier, an independent global pharmaceutical company. Upon the closing of the transaction on March 30, 2022, we received cash consideration of $1.8 billion and rights to contingent consideration of (i) $200 million if, prior to January 1, 2027, vorasidenib is granted new drug application, or NDA, approval from the U.S. Food and Drug Administration, or FDA, with an approved label that permits vorasidenib’s use as a single agent for the adjuvant treatment of patients with Grade 2 glioma that have an isocitrate dehydrogenase 1 or 2 mutation (and, to the extent required by such approval, the vorasidenib companion diagnostic test is granted an FDA premarket approval), (ii) a royalty of 5% of U.S. net sales of TIBSOVO® from the close of the transaction through loss of exclusivity, and (iii) a royalty of 15% of U.S. net sales of vorasidenib from the first commercial sale of vorasidenib through loss of exclusivity. Following the closing of the transaction, we executed the transition of our oncology organization to Servier and began implementing our organizational strategy to move forward as a company focused on genetically defined diseases, or GDDs. With the sale behind us, we are moving forward with a singular focus on accelerating and expanding our GDD portfolio, including our PYRUKYND® (mitapivat) and AG-946 clinical programs and pipeline of therapeutic candidates. The proceeds from this transformative transaction have allowed us to focus our efforts on rapidly advancing our GDD portfolio for patients in need and to strengthen our capital structure while repurchasing an aggregate of 16.2 million shares of common stock from stockholders for an aggregate amount of $802.5 million during 2021.

We continued to advance the development of our lead GDD program, PYRUKYND®, across three distinct therapeutic areas. In June 2021, we submitted an NDA for PYRUKYND® to the FDA for the treatment of adults with PK deficiency in the United States and a marketing authorization application, or MAA, to the European Medicines Agency for the treatment of adults with PK deficiency the European Union. In February 2022, the FDA approved PYRUKYND® for the treatment of hemolytic anemia in adults with PK deficiency, making it the first approved therapy for this rare blood disorder; the MAA has passed validation, and the regulatory review process is ongoing.

In 2021, we also initiated three pivotal trials of PYRUKYND®: ENERGIZE, a phase 3, double-blind, randomized, placebo-controlled multicenter study evaluating the efficacy and safety of PYRUKYND® as a potential treatment for adults with non-transfusion-dependent a- or b-thalassemia; ENERGIZE-T, a phase 3, double-blind, randomized, placebo-controlled multicenter study evaluating the efficacy and safety of PYRUKYND® as a potential treatment for adults with transfusion-dependent a- or b-thalassemia; and RISE UP, a phase 2/3 study evaluating the efficacy and safety of PYRUKYND® in sickle cell disease, or SCD, patients 16 years of age or older. We also continued to advance clinical development of AG-946, our next-generation PK activator, in a phase 1 trial in healthy volunteers and in patients with SCD. Finally, we also advanced our GDD research pipeline, making meaningful progress on multiple pre-clinical development programs.

During the year we also executed on two executive transitions with strong, internal candidates as a result of intentional succession planning. First, Sarah Gheuens, M.D., Ph.D., formerly our senior vice president of clinical development, was appointed chief medical officer effective September 1, 2021 following the retirement of former chief medical officer Chris Bowden, M.D.. Second, Richa Poddar, formerly our senior vice president, corporate strategy and business development, was appointed chief commercial officer effective December 6, 2021 following the resignation of our former chief commercial officer Darrin Miles. Throughout their respective careers, Dr. Gheuens and Ms. Poddar have demonstrated the skills and vision to execute on clinical and commercialization strategies, which will be essential as Agios works to further its transition to a commercial-stage company with a strong focus on clinical development of our GDD programs.

In addition to the above achievements, we managed our cash spending in line with our board-approved budget, attracted, retained and fostered the development of our human capital, strengthened our company culture of inclusion while addressing opportunities to increase the diversity of our team and continued to effectively manage the ongoing impact of the COVID-19 pandemic on our business, including shifting to a hybrid (remote/in-person) work environment and instituting an employee vaccine mandate. Throughout the pandemic, our ability to embrace flexibility has helped us maintain productivity to deliver for patients.

Based upon an evaluation of our performance against each of our goals for 2021 and the weighting assigned to each, the board determined, upon recommendation from the compensation & people committee, that we achieved an overall result of 110% for the year.

Executive Compensation Overview

To foster the future success of the company, we reward our executives in a manner that reinforces our pay-for-performance philosophy and culture. Our compensation & people committee is committed to ensuring that a substantial portion of executive compensation is “at-risk” and variable. As such, 91% of Dr. Fouse’s total direct compensation for 2021 and, on average, 85% of total direct compensation for 2021 for our other NEOs (excluding Dr. Gheuens and Ms. Poddar, who were each appointed to executive-level positions in 2021 and whose respective annual equity grants in February 2021 were received prior to such appointments and therefore were not representative of our compensation philosophy for executive officers) is variable and directly affected by both the company’s and each NEO’s performance. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our NEOs with a balance of short-term and long-term incentives to encourage consistently strong performance.

We have developed and periodically reassess our executive compensation program to align with current governance and best practices while ensuring our ability to achieve our stated objectives and philosophy and support our ambitious business goals:

What We Do	What We Don’t Do

✓  Maintain an industry-specific peer group for benchmarking pay

✓  Target pay based on market norms

✓  Deliver executive compensation primarily through performance-based pay

✓  Set challenging short- and long-term incentive award goals

× Allow hedging or pledging of equity × Re-price stock options × Offer perquisites or personal benefits beyond limited perquisites for new hires × Provide supplemental executive retirement plans

What We Do	What We Don’t Do

✓  Cap annual performance-based cash incentive program payouts at 150% of the target payout level

✓  Maintain a clawback policy for equity and incentive compensation

✓  Require minimum levels of stock ownership by executives

✓  Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓  Consult with an independent advisor on compensation levels and practices

Compensation Objectives and Philosophy

Our mission is to transform the lives of patients with GDDs by applying our scientific leadership in the field of cellular metabolism and adjacent areas of biology. Our compensation & people committee believes that the most effective compensation program is one that rewards sustainable value creation for stockholders, by delivering strong company performance, as well as tangible progress toward achieving our mission to improve the lives of patients. The objectives of our compensation program are to:

•	attract and retain superior executive officers and other employees with outstanding skills and values who contribute to our long-term success;

•	provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•

align executives’ interests with those of stockholders by rewarding the achievement of short- and long-term strategic and financial goals, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, our compensation & people committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our culture, total rewards strategy, size, life stage and industry peers. Specifically, our compensation & people committee targets base salaries at the 50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry that compete with us for executive talent. Our compensation program also provides annual performance-based cash compensation that targets the 50th percentile of our peer group. The compensation & people committee utilizes a variety of factors to assess performance against company objectives including, among other things, achieving scientific, business, organizational and operational goals such as regulatory submissions and approvals; progress in our clinical trials and research programs; achieving key research and development milestones; maintaining the strong financial health of the company; maintaining key strategic relationships; adding to and developing internal competencies, including retention of high-performing employees; and achieving desired financial metrics.

In addition, we provide a significant portion of our executive compensation in the form of equity compensation through the grants of stock options and restricted stock units, or RSUs, that vest over time, and PSUs that vest upon the achievement of specified corporate milestones or, in the case of the PSU grant to Dr. Fouse upon her appointment as CEO, a stock price milestone. We believe our long-term incentive awards facilitate retention and align the interests of our NEOs with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price. Our compensation & people committee considers a number of factors when comparing to our peers in determining equity incentive compensation for our NEOs, including annual long-term incentive values, annual equity awards expressed as a percentage of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership. Given the dynamic biopharmaceutical market, the compensation & people committee does not overemphasize any one perspective. Rather, the committee takes a holistic view, further considering the achievement of company goals and how that impacts total stockholder return, as well as market data of our peer group, when determining actual award levels for the NEOs. We believe that designing our overall compensation program in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and differentiate ourselves from those companies against which we compete for talent. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within the company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment.

Overview of Executive Compensation Process

As a part of determining NEO performance and compensation, our compensation & people committee receives recommendations from our chief executive officer (except with respect to his or her own performance and compensation). Our chief executive officer’s performance and compensation is approved by our board of directors based upon the recommendation of our compensation & people committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by the board of directors at the beginning of each year, as discussed in more detail below.

The compensation & people committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the compensation & people committee in performing its responsibilities. The compensation & people committee may terminate the services of the consultant if the compensation & people committee deems it appropriate. In 2021, the compensation & people committee utilized the services of the Human Capital Solutions practice at Aon plc (formerly Radford), or Aon, to assist it in fulfilling its responsibilities. Aon was retained exclusively by the compensation & people committee and has not been retained by management to perform any work for the company other than projects performed at the direction of the compensation & people committee. Aon provides analysis and recommendations regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive and board of directors’ compensation benchmarking;

•	compensation practices of our peer group, including executive severance arrangements;

•	compensation philosophy and programs, including risk assessment, for executives and non-executives;

•	stock utilization and other metrics; and

•	board of directors’ compensation.

In addition, we subscribe to Aon’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Aon advised the compensation & people committee on all of the principal aspects of executive compensation for 2021. Aon consultants attend meetings of the compensation & people committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Aon reports to the compensation & people committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. The compensation & people committee annually evaluates its engagement of compensation consultants, and selected Aon to advise with respect to compensation matters based on Aon’s industry experience and reputation, which our compensation & people committee concluded gave Aon useful context and knowledge to advise it. The compensation & people committee has assessed the independence of Aon pursuant to Securities and Exchange Commission and Nasdaq rules and concluded that no conflict of interest exists that would prevent Aon from independently representing the compensation & people committee.

Annual base salaries for the current year, and annual performance-based cash incentives and equity incentive awards for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers. Our compensation & people committee may also review the compensation of our executive officers throughout the course of the year, including in connection with promotions or other special circumstances as our compensation & people committee determines appropriate.

In February 2021, the compensation & people committee approved 2021 base salaries, 2020 performance-based cash incentive awards and annual stock option, RSU and PSU awards for our NEOs at that time, other than Dr. Gheuens and Ms. Poddar, whose non-executive compensation was approved by Dr. Fouse, consistent with authority delegated to her by our compensation & people committee. The compensation & people committee approved the compensation levels of Dr. Gheuens and Ms. Poddar in connection with their respective appointments as our executive officers.

In February 2022, the compensation & people committee approved 2022 base salaries, 2021 performance-based cash incentive awards and annual stock option, RSU and PSU awards for our NEOs, other than Dr. Fouse, Dr. Bowden, who retired effective September 1, 2021, and Mr. Miles, who resigned effective December 6, 2021. Upon the recommendation of our compensation & people committee, in February 2022, our board of directors approved the 2022 base salary and 2021 performance-based cash incentive award for Dr. Fouse. In April 2022, the board of directors approved an annual stock option, RSU and PSU award for Dr. Fouse. See the section entitled “—2022 Executive Compensation Decisions” for more information regarding the 2022 compensation of our named executive officers.

Use of Comparator Peer Group

The compensation & people committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The compensation & people committee reviews the companies in our peer group annually, reviews Aon’s recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The compensation & people committee also annually reviews the executive pay practices of other similarly situated companies as reported by Aon through industry surveys and proxy analysis. These surveys are specific to the biopharmaceutical and biotechnology sectors. We request customized reports of these surveys so that the compensation data reflect the practices of companies that are similar to us. The compensation & people committee considers this information when making determinations for each element of compensation.

In developing the peer group of companies to inform 2021 compensation decisions, our compensation & people committee, with the assistance of Aon, established a peer group of 12 publicly traded, national and regional companies in the biopharmaceutical industry based on a balance of the following criteria:

•	companies with a market capitalization of between $1 billion and $14 billion, approximately 225 to 2,000 employees, and an early commercial-stage portfolio with a focus on orphan diseases;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our peer group for 2021 was comprised of the following companies:

ACADIA Pharmaceuticals Inc.	Blueprint Medicines Corporation	Intercept Pharmaceuticals, Inc.

Acceleron Pharma, Inc.	Exelixis, Inc.	Nektar Therapeutics

Amicus Therapeutics, Inc.	FibroGen, Inc.	Sage Therapeutics, Inc.

bluebird bio, Inc.	Global Blood Therapeutics, Inc.	Ultragenyx Pharmaceutical Inc.

The compensation & people committee believes the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our NEOs. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that our compensation & people committee vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.

For the purposes of informing 2022 compensation decisions, the compensation & people committee, with the advice of Aon, examined the peer group list and, with reference to market capitalization, therapeutic area, stage of development, number of employees and other key business metrics, approved the following 2022 peer group:

ACADIA Pharmaceuticals Inc.	Blueprint Medicines Corporation	Nektar Therapeutics

Acceleron Pharma, Inc.	Dicerna Pharmaceuticals, Inc.*	Sage Therapeutics, Inc.

Amicus Therapeutics, Inc.	FibroGen, Inc.	Ultragenyx Pharmaceutical Inc

Apellis Pharmaceuticals, Inc.*	Global Blood Therapeutics, Inc.	.

bluebird bio, Inc.	Insmed Incorporated*

*addition to 2022 peer group

Our compensation & people committee made adjustments to our 2022 peer group to ensure it represented a group of biopharmaceutical companies that better aligns to us in key measures based on our focus on GDDs, the current state of our commercialization efforts, and development pipeline, focusing on companies with approximately 150 to 1,500 employees, a market capitalization between $1.5 billion and $10 billion, and a late-stage clinical or early commercial-stage portfolio with a focus on orphan diseases. Specifically, Exelixis, Inc. was removed from the 2022 peer group due to its significantly higher revenues, and Intercept Pharmaceuticals, Inc. was removed from the 2022 peer group because its market capitalization moved outside of our targeted range. Apellis Pharmaceuticals, Inc., Dicerna Pharmaceuticals, Inc. and Insmed Incorporated were added to the 2022 peer group.

Executive Compensation Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based cash incentives;

•	equity incentive awards;

•	severance and change in control benefits;

•	broad-based health and welfare benefits; and

•	broad-based 401(k) plan.

Our compensation & people committee uses its judgment to allocate long-term and short-term compensation for our NEOs, in alignment with our pay-for-performance philosophy and the long-term interests of stockholders. After reviewing information provided by our compensation consultant and other relevant data, our compensation & people committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our NEOs with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of incentive compensation to incentivize and reward performance based on specific annual goals. To further focus our executives on longer-term performance, we rely upon equity-based awards that vest over a meaningful period of time or upon the achievement of significant corporate milestones, thereby reinforcing stockholder value creation. In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; a 401(k) plan; and an opportunity to invest in our company pursuant to our employee stock purchase plan. Finally, we offer our executives severance benefits to incentivize them to continue to strive to achieve stockholder value in connection with change in control situations.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our NEOs. Base salaries for our NEOs typically are established through arm’s length negotiation at the time the NEO is hired, taking into account the position for which the NEO is being considered and the NEO’s qualifications, prior experience and salary expectations. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary and we do not provide formulaic base salary increases to our NEOs. However, on an annual basis, our compensation & people committee reviews and evaluates, with input from our chief executive officer (other than with respect to herself or himself), the need for adjustment of the base salaries of our NEOs based on changes and expected changes in the scope of a NEO’s responsibilities, including promotions, the individual contributions made by and performance of the NEO during the prior year, the NEO’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the NEO’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies.

In February 2021, based on a review of market data provided by Aon, the current compensation levels of our NEOs and company performance and individual contributions, our compensation & people committee approved 2021 salary increases for Dr. Fouse, Mr. Biller, Dr. Bowden, Dr. Car and Mr. Miles. Dr. Gheuens and Ms. Poddar were appointed as executive officers on September 1, 2021 and December 6, 2021, respectively. As such, their initial 2021 base salaries were determined by Dr. Fouse in February 2021 pursuant to authority delegated to her by our compensation & people committee and the increases in their 2021 base salaries in connection with their executive-level promotions were approved by our compensation & people committee. The 2020 and 2021 annual base salaries of each of our NEOs were:

	2020 Base Salary ($)	2021 Base Salary ($)	% Change
Jacqualyn A. Fouse, Ph.D.	746,750	760,000	1.8	%(1)
Jonathan Biller	500,000	530,140	6.0	%(2)
Christopher Bowden, M.D.	515,007	530,457	3.0	%(1)(3)
Bruce Car, Ph.D.	500,000	515,000	3.0	%(1)
Sarah Gheuens, M.D., Ph.D.	380,000	500,000	31.6	%(4)
Darrin Miles	450,029	480,000	6.7	%(5)
Richa Poddar	364,000	450,000	23.6	%(6)

(1)	Increase reflects merit-based adjustment.

(2)

Increase reflects merit-based adjustment and recognition of the additional responsibilities assumed by Mr. Biller upon his appointment as our chief financial officer, head of legal and corporate affairs effective September 11, 2020.

(3)

Following his retirement in September 2021, Dr. Bowden began serving as a part-time strategic advisor and expects to continue in that role through the end of 2022. In connection with his transition to strategic advisor, (i) Dr. Bowden’s base salary was reduced to $265,273.50 and he remained eligible for his 2021 cash incentive award with respect to his service as our chief medical officer at his full-time 2021 base salary, as adjusted for company performance.

(4)

Increase reflects promotion to chief medical officer effective September 1, 2021. During 2021, Dr. Gheuens’ annual base salary was adjusted as follows: increased to $395,200 effective January 1, 2021, reflecting an annual merit increase; increased to $425,000 effective June 1, 2021, reflecting a market increase; and increased to $500,000 effective September 1, 2021, reflecting a promotion to chief medical officer.

(5)	Increase reflects promotion to chief commercial officer effective January 16, 2021.

(6)

Increase reflects promotion to chief commercial officer effective December 6, 2021. During 2021, Ms. Poddar’s annual base salary was adjusted as follows: increased to $374,920 effective January 1, 2021, reflecting an annual merit increase; increased to $400,000 effective August 16, 2021, reflecting a promotion to senior vice president; and increased to $450,000 effective December 6, 2021, reflecting a promotion to chief commercial officer.

Annual Performance-based Cash Incentives

We have designed our annual performance-based cash incentive program, which is guided by specified annual corporate and individual goals and contributions, to emphasize pay-for-performance and to reward our

NEOs for our performance during the preceding year. The target pay opportunity of the annual cash incentive for the chief executive officer is determined by our board of directors, based upon the recommendation of our compensation & people committee, and the amount of the annual cash incentive for all other NEOs is determined by our compensation & people committee. In making such determinations and recommendations, the compensation & people committee examined the totality of anticipated and unanticipated achievements by us and each NEO in the preceding year, including our performance against specific research, clinical, operational and financial company goals. In recent years, these annual company goals have primarily focused on the advancement of our lead programs.

Our compensation & people committee determined to formally cap annual cash incentive program payouts in any given year at 150% of the target payout level. Under our annual incentive program, cash incentive awards are determined by first establishing a cash incentive pool, which is adjusted based upon recommendations by our compensation & people committee and upon approval by our board of directors driven by performance as measured against the company’s annual goals and then allocated among all eligible plan participants. Below is the list of the company’s 2021 goals and relative weighting assigned to each goal, as considered by our compensation & people committee and board of directors in their respective assessment of company performance in 2021.

1)	Advance PK activator program, building global leadership in PK deficiency, progressing pivotal programs in thalassemia and SCD and expanding into new disease areas: relative weighting 50%

•	Submit NDA for mitapivat in adults with PK deficiency by the end of the second quarter;

•	Submit MAA for mitapivat in adults with PK deficiency by the end of the second quarter;

•	Achieve first-patient-in for mitapivat in thalassemia phase 3 studies (ENERGIZE/ENERGIZE-T) by year-end;

•	Achieve first-patient-in for mitapivat in SCD pivotal development program by year-end; and

•	Secure leadership team endorsement of final PK deficiency launch plan and execute work to support value proposition and US supply infrastructure.

2)	Transition Agios’ oncology portfolio to Servier and build foundation for new GDD-focused organization: relative weighting 30%

•	Complete closing of sale of oncology business by the end of the second quarter, including stockholder vote, regulatory clearances, contract requirements and transition agreements);

•	Develop and communicate share repurchase plan by the closing of the sale and successfully execute 2021 portion of plan;

•	Execute oncology organization transition and develop and implement organizational strategy for post-transaction company;

•	Execute transition services obligations with Servier from transaction closing date through year-end; and

•	Continue to execute against oncology clinical development and commercial plans through closing of transaction (including commercial sales, regulatory and trial enrollment goals).

3)	Advance early clinical and discovery pipeline in new focus areas: relative weighting 20%

•	Prioritize PKM2 opportunities to select an indication/molecule for further development;

•	Initiate dosing for AG-946 phase 1 SCD arm by year-end;

•	Advance specified discovery molecule to pre-development candidate stage by year-end; and

•	Achieve specified number of development candidates and validated programs by year-end.

Certain of these corporate goals include highly sensitive and competitive data, including preclinical, clinical and financial targets. We do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our preclinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.

In addition to these goals, our compensation & people committee and board of directors evaluated the company’s performance with respect to maintaining financial strength and developing our strategy, organization and culture to ensure execution of our long-term vision. These factors included managing our financials in line with board-approved budget; cultivating our human capital by attracting, developing and retaining talented employees while managing employee attrition; and maintaining and improving organizational health and resiliency. In evaluating these factors, our compensation & people committee and board of directors apply a discretionary modifier of 80% to 120% to the company’s weighted goal achievement in order to arrive at our overall company performance score for the year.

In January 2022, our chief executive officer recommended to our compensation & people committee that our company’s performance against 2021 goals be assessed based on achievements against these goals during the year, which achievements are discussed above under “Compensation Discussion and Analysis—Executive Summary”. Based on the company’s achievement against our 2021 goals, the overall company performance score for 2021 was determined to be 110% by our board of directors upon the recommendation of the compensation & people committee. Below is our relative weighted performance against our 2021 goals, as determined by our board of directors.

2021 Corporate Goals	Weighting	Assessment (out of 100%)	Weighted Performance
Advance PK activator program	50%	95%	47%
Transition oncology portfolio to Servier	30%	113%	34%
Advance early clinical and discovery pipeline	20%	59%	12%

Total	100%		93%
Maintain financial strength and develop strategy, organization and culture to ensure execution of company’s long-term vision (80%-120% multiplier)	118%		118%
Adjusted Company Performance Score = Total Weighted Performance X Multiplier			110%

Our compensation & people committee also evaluates the individual performance of our NEOs, with the input of our chief executive officer in the case of the evaluation of our other NEOs and makes recommendations to our board of directors with regard to the evaluation of our chief executive officer’s individual performance. Consistent with this process, our compensation & people committee assessed the performance of Dr. Fouse in 2021 based on our relative achievement of our corporate goals as well as her leadership in driving the execution of our strategic plans.

In assessing the individual performance of our NEOs other than our chief executive officer, Dr. Bowden (who retired effective September 1, 2021) and Mr. Miles (who resigned effective December 6, 2021), our compensation & people committee, with the input of our chief executive officer, considered each such officer’s individual contributions to the completion of our goals, and the officer’s individual achievements in helping to build the company and execute on our strategy. These achievements include the following:

•

In 2021, Mr. Biller led our finance, accounting, investor relations and legal functions, facilitating the sale of our oncology business to Servier, coordinating our share repurchase efforts and making significant progress in developing our finance, investor relations, external communications, government affairs, patient advocacy and legal functions.

•

In 2021, Dr. Car led our research and discovery science function, progressing research efforts that yielded development candidates and validated programs and further elucidated the potential of our PKR activator program across multiple hemolytic anemias.

•

In 2021, Dr. Gheuens, as vice president of clinical operations and, effective September 1, 2021 as chief medical officer, was instrumental in leading our clinical and regulatory teams responsible for: U.S. and E.U. regulatory submissions for PYRUKYND® ; planning and initiation of pivotal clinical trials in thalassemia and SCD; and continuing enrollment across our ongoing clinical trials, including our extension studies of PYRUKYND® in PK deficiency patients and our phase 1 study of AG-946 in healthy volunteers and SCD patients.

•

In 2021, Ms. Poddar, as senior vice president, corporate strategy and business development and, effective December 6, 2021, chief commercial officer, led our business development and corporate strategy, including the transition of our oncology portfolio to Servier, and led the commercial launch and market access strategy for PYRUKYND®.

Based on company and individual performance, our board of directors approved, upon the recommendation of the compensation & people committee, the 2021 cash incentive payment for our chief executive officer, and the compensation & people committee approved the 2021 cash incentive payments for our other NEOs, as follows:

	Target Award as % of Base Salary	2021 Actual Cash Incentive Payment ($)	2021 Actual Cash Incentive Payment (% of Target Award)
Jacqualyn A. Fouse, Ph.D.	65%	543,400	110%
Jonathan Biller	45%	262,420	110%
Christopher Bowden, M.D.(1)	45%	262,621	110%
Bruce Car, Ph.D.	45%	254,926	110%
Sarah Gheuens, M.D., Ph.D.	45%	247,501	110%
Darrin Miles(2)	45%	—	—
Richa Poddar	45%	222,750	110%

(1)

Dr. Bowden retired as our chief medical officer effective September 1, 2021. Following his retirement, Dr. Bowden began serving as a part-time strategic advisor and expects to continue in that role through the end of 2022. In connection with his transition to strategic advisor, Dr. Bowden remained eligible for his 2021 cash incentive award with respect to his service as our chief medical officer at his full-time 2021 base salary, as adjusted for company performance.

(2)	Mr. Miles resigned as our chief commercial officer effective December 6, 2021 and was not eligible for a 2021 cash incentive award.

The 2021 cash incentive payments for all employees, including the NEOs, were paid in 2022.

Other than as discussed below under “—2022 Executive Compensation Decisions”, the annual cash incentive target award percentages for 2022 performance for our continuing NEOs remain unchanged from 2021.

Equity Incentive Awards

Our equity award program is the primary long-term incentive vehicle for our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Our executives benefit from stock options and RSUs as our stock price increases through the creation of stockholder value; similarly, the PSU awards granted to our executives vest only after the achievement of specified company performance milestones, or upon the achievement of a stock price threshold. Accordingly, we believe stock option, RSU and PSU awards provide meaningful incentives to our executives to increase the value of our stock over time. In addition, the vesting features of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed with us during the vesting period.

Equity compensation represents the largest at-risk component of our NEOs’ compensation arrangements. We believe that it is appropriate to align the interests of our NEOs with those of our stockholders to achieve and sustain long-term stock price appreciation. We typically use stock option, RSU and PSU awards to compensate our NEOs in the form of initial grants in connection with the commencement of employment, and have historically granted stock options and RSUs on an annual basis thereafter. Beginning in 2022, our compensation & people committee formally introduced PSUs as part of the annual equity awards for our executives, including our NEOs. In addition, from time to time we have granted certain employees, including our NEOs, supplemental RSU and/or PSU awards in order to further promote retention and emphasize individual employees’ impact on our organizational success.

We grant equity awards to our NEOs with both time-based and performance-based vesting. The stock options that we grant to our NEOs with time-based vesting typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/48th of the shares underlying the option monthly thereafter. The RSUs we grant to our NEOs typically vest in equal annual installments on each anniversary of the date of grant, until the third anniversary of such date. The PSU awards that we grant to our NEOs vest in connection with the achievement of specified company performance milestones, or in the case of the initial PSU grant to Dr. Fouse, stock price milestones. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Vesting for stock options ceases on termination of employment and exercise rights for stock options cease shortly after termination of employment except in the case of death or disability. Vesting of both RSU and PSU awards ceases upon termination of service.

In specified termination and change in control circumstances, equity awards held by our NEOs are subject to accelerated vesting. See “—Severance and Change in Control Benefits” below for further information.

Annual Equity Grants

Our compensation & people committee and board of directors, as applicable determined that the mix for the 2021 annual equity grants to our NEOs be split approximately as follows: approximately 60% in stock options, 20% in RSUs and 20% in PSUs, based on value, for our NEOs other than Dr. Fouse; and 75% in stock options and 25% in PSUs, based on value, for Dr. Fouse. The compensation & people committee and board of directors determined that this equity mix was appropriate to ensure that compensation remains tied to stock performance and achievement of corporate milestones (through stock options and PSUs) and promotes retention (via RSUs that vest over time to deliver equivalent value to stock options while using fewer authorized shares). As noted below under “2022 Executive Compensation Decisions”, our compensation & people committee determined that annual equity awards for our NEOs (other than our chief executive officer) be split approximately 50% in stock options, 25% in RSUs and 25% in PSUs, based on value, for 2022, in order to more closely align executive compensation with the achievement of meaningful corporate milestones.

None of our NEOs are currently party to an employment agreement that provides for an automatic award of equity grants, other than initial equity awards made in connection with the start of employment.

In determining the size of the annual stock option, RSU and PSU grants to our NEOs, our compensation & people committee, with the assistance from Aon, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the NEOs and the vesting terms of such prior awards, the company’s broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. We evaluate our equity award program on an annual basis to ensure that it appropriately links to our long-term performance by aligning the interests of our executives and our stockholders, remains competitive with industry and peer benchmarks and is consistent with our overall equity needs and dilution levels.

Our compensation & people committee, or our board of directors, as applicable, made annual equity incentive awards in the form of stock options, RSUs and PSUs to our NEOs in the amounts set forth in the table below during 2021. In the case of each award, these grants were based on the NEO’s existing equity incentive holdings, level of responsibility within our company, equity ownership in relation to the peer group benchmark, and the compensation & people committee’s assessment (or our board of directors’ assessment, in the case of our chief executive officer) of the NEO’s individual performance and our overall company performance, in each case without reference to any specific metric.

	2021 Annual Stock Option Awards (1)	2021 Annual RSU Awards (2)	2021 Annual PSU Awards (3)
Jacqualyn A. Fouse, Ph.D.	163,000	—	35,000
Jonathan Biller	44,000	11,000	10,000
Christopher Bowden, M.D.	44,000	11,000	10,000
Bruce Car	44,000	11,000	10,000
Sarah Gheuens, M.D., Ph.D.	3,243	6,486	10,000
Darrin Miles	44,000	11,000	10,000
Richa Poddar	3,102	6,204	10,000

(1)

Effective February 10, 2021, our compensation & people committee, or board of directors, as applicable, approved the grant of these stock option awards to our NEOs, other than Dr. Gheuens and Ms. Poddar. The options have an exercise price of $56.68 per share, the closing price on the date of grant, and are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service. The stock option grants to Dr. Gheuens and Ms. Poddar, which preceded their respective appointments to chief medical officer and chief commercial officer, were approved by Dr. Fouse pursuant to authority delegated to her by the compensation & people committee and have the same exercise price and vesting terms described in the prior sentence for the other NEOs.

(2)

Effective February 10, 2021, our compensation & people committee, or board of directors, as applicable, approved the grant of these RSU awards to our NEOs, other than Dr. Gheuens and Ms. Poddar. The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service. The

RSU grants to Dr. Gheuens and Ms. Poddar, which preceded their respective appointments to chief medical officer and chief commercial officer, were approved by Dr. Fouse pursuant to authority delegated to her by the compensation & people committee, and have the same vesting terms described in the prior sentence for the other NEOs.

(3)

Effective February 10, 2021, our compensation & people committee, or board of directors, as applicable, approved the grant of these PSUs to our NEOs, other than Dr. Gheuens and Ms. Poddar. The PSUs vest as to one-half of the underlying shares of common stock upon the achievement of each of one specified clinical milestone and one specified commercial milestone, subject to continued service. The PSU grants to Dr. Gheuens and Ms. Poddar that were made in connection with their respective appointments to chief medical officer and chief commercial officer, were approved by the compensation & people committee on September 1, 2021 and December 6, 2021, respectively, and have the same vesting terms described in the prior sentence for the other NEOs. For more information about the PSU awards, see the section entitled “Performance Share Units (PSUs)”.

Performance Share Units (PSUs)

In addition to annual stock option and RSU grants, we grant PSUs to our executives, including our NEOs, in order to further align executive incentives with critical value drivers for the business. We have multiple PSU programs for our executives under which PSUs will vest only after the achievement of specified performance milestones or, in the case of the initial PSU grant to Dr. Fouse, a stock price milestone, as described below. Beginning in 2022, our compensation & people committee formally introduced PSUs as part of the annual equity grants to our executives, including our NEOs.

2019 PSU Program

The PSUs granted to Dr. Fouse at the start of her employment vest if, during the five-year period beginning on February 1, 2019 and ending on February 1, 2024, the closing price of our common stock equals or exceeds $120 per share for at least 20 consecutive trading days at any time during such five-year period.

The other PSUs that we granted to our then-current NEOs during 2019, and to Dr. Car upon the start of his employment in January 2020, vest as to one-third of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period for which expires on December 31, 2022:

•

Meeting our internal forecast for sales of TIBSOVO® in the untreated acute myeloid leukemia, or AML, population over the 12 months following FDA approval of a company-sponsored sNDA submission for TIBSOVO® as a monotherapy for the treatment of patients with newly diagnosed AML (milestone determined to be achieved by the compensation & people committee in April 2020);

•

Receipt of written notice by the FDA of its approval of a NDA for a company-sponsored submission for an investigational drug in the company’s PKR program (milestone determined to be achieved by the compensation & people committee in February 2022); and

•

Receipt of written notice by the FDA of its acceptance of a company-sponsored investigational new drug application, or IND, for a development candidate with a new mechanism of action for the company (milestone not yet achieved).

2021 PSU Program

The PSUs that we granted to our NEOs in February 2021 and in connection with the appointments of Dr. Gheuens to chief medical officer and Ms. Poddar as chief commercial officer in September 2021 and December 2021, respectively, vest as to one-half of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period for which expires on December 31, 2024:

•	Exceeding our internal target for the number of PK deficiency patients treated with PYRUKYND®(mitapivat) in the 12 months from start of U.S. commercial launch (milestone not yet achieved); and

•	Meeting the primary endpoint in a pivotal trial of mitapivat in thalassemia (milestone not yet achieved).

2022 PSU Program

The PSUs that we granted to our NEOs in March 2022 and April 2022 (other than to Dr. Bowden and Mr. Miles) vest as to one-half of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period for which expires as set forth below:

•

Receipt of written notice by the FDA of its acceptance of a company-sponsored IND for a development candidate in a non-PKR activator program prior to December 31, 2023 (milestone not yet achieved); and

•	Meet primary endpoint of the mitapivat phase 2 SCD study (RISE UP) by December 31, 2025 (milestone not yet achieved).

We believe that PSUs further increase the performance orientation of our executive compensation program thereby leading to the compensation & people committee’s decision to formally include PSUs as part of the annual equity award mix for our executives going forward. The determination of PSU milestones is intended to ensure a diverse representation of objectives targeted at the most critical value creating objectives for the company.

2022 Executive Compensation Decisions

In February 2022, our compensation & people committee approved 2022 base salaries, target annual performance-based cash incentive percentages and annual stock option, RSU and PSU awards for our NEOs, other than Dr. Fouse, Dr. Bowden, who retired effective September 1, 2021, and Mr. Miles, who resigned effective December 6, 2021. In February 2022, our board of directors, upon the recommendation of our compensation & people committee, approved the 2022 base salary and target annual performance-based cash incentive percentage for Dr. Fouse and in April 2022 determined the annual stock option, RSU and PSU awards for Dr. Fouse. The table below sets forth the 2022 compensation levels for our NEOs.

	2022 Target Bonus Award (%)		Change in Target Bonus Award from 2021		2022 Base Salary ($)	% Base Salary Increase over 2021		2022 Equity Incentive Awards (Options)(1)		2022 Equity Incentive Awards (RSUs)(2)		2022 Equity Incentive Awards (PSUs)(3)
Jacqualyn A. Fouse, Ph.D.	70	%(4)	+5	%(4)	$775,000	2	%(5)	170,000	(6)	47,800	(7)	47,800	(8)
Jonathan Biller	45%		—		$546,044	3	%(4)	41,000		11,500		11,500
Bruce Car, Ph.D.	45%		—		$530,450	3	%(4)	41,000		11,500		11,500
Sarah Gheuens, M.D., Ph.D.	45%		—		$520,000	4	%(4)	41,000		11,500		11,500
Richa Poddar	45%		—		$450,000	—	(9)	41,000		11,500		11,500

(1)

Effective March 1, 2022, our compensation & people committee approved the grant of these stock option awards for our continuing NEOs, other than Dr. Fouse, at an exercise price of $32.20 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

Effective March 1, 2022, our compensation & people committee approved the grant of these RSUs to our continuing NEOs, other than Dr. Fouse. The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

(3)

Effective March 1, 2022, our compensation & people committee approved the grant of these PSUs to our continuing NEOs, other than Dr. Fouse. The PSUs vest as to one-half of the underlying shares of common stock upon the achievement of one specified clinical milestone and one specified regulatory milestone, subject to continued service.

(4)	Increase reflects a market-based adjustment.

(5)	Increase reflects merit-based adjustment.

(6)

Effective April 8, 2022, the board of directors, upon recommendation from the compensation & people committee, approved the grant of these stock options to Dr. Fouse, at an exercise price of $29.46 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(7)

Effective April 8, 2022, the board of directors, upon recommendation from the compensation & people committee, approved the grant of these RSUs to Dr. Fouse. The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

(8)

Effective April 8, 2022, the board of directors, upon recommendation from the compensation & people committee, approved the grant of these PSUs to Dr. Fouse. The PSUs vest as to one-half of the underlying shares of common stock upon the achievement of one specified clinical milestone and one specified regulatory milestone, subject to continued service.

(9)	Due to her promotion to chief commercial officer effective December 6, 2021, Ms. Poddar did not receive a salary increase in 2022.

Salary increases for 2022 were made effective as of January 1, 2022. Except as set forth in the table above, the annual cash incentive target award percentage for our continuing NEOs remained unchanged from 2021. Annual performance-based cash incentive program payouts for 2022 annual cash incentives will be based on our performance against specific research, clinical, operational and financial company goals and, as stated above, will be capped at 150% of the target payout level.

In February 2022, our compensation & people committee determined that annual equity awards for our NEOs (other than our chief executive officer) be split approximately 50% in stock options, 25% in RSUs and 25% in PSUs, based on value, for 2022, in order to more closely align executive compensation with the achievement of meaningful corporate milestones.

Severance and Change in Control Benefits

In 2016, our compensation & people committee adopted a Severance Plan, which applies to our NEOs and certain other employees, and which became effective as of April 22, 2016. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason either (i) before or more than 18 months after a change in control, or (ii) within 18 months following a change in control. The severance benefits set forth in the Severance Plan supersede the severance benefits and certain equity acceleration benefits set forth in employment offer letters with our NEOs. Specifically, the Severance Plan eliminates single-trigger vesting on all equity grants made to our NEOs after April 22, 2016 and provides that all unvested equity awards shall vest in full if a NEO’s employment is terminated by an acquirer or us without cause or by such NEO for good reason, each within 18 months following a change in control.

Please refer to “—Employment, Severance and Change in Control Arrangements” below for a more detailed discussion of severance and change in control benefits for our NEOs. We also have provided estimates of the value of the severance payments made and other benefits provided to our NEOs under specified termination circumstances under the caption “—Potential Payments Upon Termination or Change in Control” below. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change in control of the company.

Health and Welfare Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

401(k) Retirement Plan

We maintain a 401(k)-retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, or the Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,500 in 2021, and have the amount of the reduction contributed to the 401(k) plan. Participants who turned age 50 in 2021 were also eligible to make “catch-up” contributions, which in 2021 may be up to an additional $6,500 above the statutory limit. In 2021, we matched employee 401(k) contributions at a rate of $1.00 for each dollar contribution, up to 4% of eligible contributions. Matching contributions are 100% vested immediately.

Clawback Policy

Effective April 2016, we adopted a “clawback policy” which, in general, provides that, in the event that we are required to prepare an accounting restatement for periods ending on or after such date, we will make a reasonable attempt to recover from our current or former executive officers the pre-tax amount of certain incentive-based compensation in excess of what would have been paid to such executive officer after giving effect to the accounting restatement. For purposes of the policy, incentive-based compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing the company’s financial statements, or any measures derived wholly or in part from such financial information, stock price or total stockholder return. If the incentive-based compensation is based on our stock price or total stockholder return and the amount of excess incentive-based compensation is not calculable directly from the information in an accounting restatement, the amount recovered shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total stockholder return upon which the incentive-based compensation was received. The policy shall be interpreted by our board of directors, or a duly established committee thereof.

Perquisites

Consistent with our pay-for-performance philosophy, we provide only limited perquisites to our executives in connection with new hires. We do not provide personal perquisites such as automobile leases, driver services or provide aircraft for personal use.

Anti-Hedging and Pledging Policy

Our insider trading policy expressly prohibits all of our employees, including our NEOs, as well as our directors, from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

No Tax Gross-ups

We do not provide for any tax gross-up payments to our NEOs.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

While the compensation & people committee generally considers the tax implications to us of its executive compensation decisions, such implications did not have a material consideration in the compensation awarded to our named executive officers in 2021. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law in December 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

Stock Ownership Guidelines

In 2016, our compensation & people committee established equity ownership guidelines for our directors and executive officers to further align the interests of our board of directors and executive officers with those of stockholders. The equity ownership guidelines are as follows: our chief executive officer must own shares worth at least three times his or her base salary; our other executive officers must own shares worth at least their base salary; and our non-employee directors must own shares worth at least three times the annual cash retainer. Our chief executive officer, other executive officers and non-employee directors have five years from first being subject to these guidelines to satisfy the applicable ownership threshold.

Compensation Committee Report

The compensation & people committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation & people committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation & people committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation & people committee.

Respectfully submitted,

The Compensation & People Committee of the Board of Directors

Kaye Foster (chair)

Ian T. Clark

John M. Maraganore

Summary Compensation Table

The following table shows information regarding the compensation of our NEOs during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Jacqualyn A. Fouse, Ph.D.	2021	760,000		—		—		5,202,524		543,400		13,503	6,519,427
Chief Executive Officer	2020	746,750		—		1,751,340		4,593,651		509,657		10,577	7,611,975
	2019	664,583		—		2,538,474		12,875,608		424,125		105,204	16,607,994
Jonathan Biller	2021	530,140		—		623,480		1,404,373		262,420		11,622	2,832,035
Chief Financial Officer, Head of Corporate Affairs	2020	500,000		—		—	(4)	—	(4)	258,750		10,578	769,328
	2019	39,583	(5)	110,000	(5)	1,008,334		2,025,036		—		936	3,183,889

Christopher Bowden, M.D.	2021	475,210	(6)	—		623,480		1,404,373		262,621	(6)	9,205	2,774,889
Former Chief Medical Officer	2020	515,007		—		618,120		1,508,875		243,341		9,203	2,894,546
	2019	490,539		—		915,590		1,609,989		198,668		12,422	3,227,208
Bruce Car, Ph.D.(7)	2021	515,000		—		623,480		1,404,373		254,926		6,194	2,803,973
Chief Scientific Officer	2020	494,318		—		833,301		1,499,943		236,250		164,231	3,228,043
	2019	—		—		—		—		—		—	—
Sarah Gheuens, M.D., Ph.D.(8)	2021	437,583		—		367,626		103,524		247,501		13,275	1,169,510
Chief Medical Officer	2020	—		—		—		—		—		—	—
	2019	—		—		—		—		—		—	—
Darrin Miles (9)	2021	444,206		—		623,480		1,404,373		—		1,709	2,473,768
Former Chief Commercial Officer	2020	—		—		—		—		—		—	—
	2019	—		—		—		—		—		—	—
Richa Poddar(10)	2021	387,924		—		351,643		99,022		222,750		13,405	1,074,744
Chief Commercial Officer	2020	—		—		—		—		—		—	—
	2019	—		—		—		—		—		—	—

(1)

Amounts listed represent the aggregate fair value amount computed as of the grant date of options, RSUs and PSUs granted in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K, filed with the SEC on February 24, 2022. In accordance with SEC rules, for PSUs, these amounts are calculated based on the probable outcome of the performance conditions on the grant date. For PSUs granted during 2021, we determined that, as of the dates of grant, it was not probable, as defined under applicable accounting standards that any of the performance conditions would be achieved and as a result we assigned a grant date fair value of $0. The value of the 2021 PSU awards for Dr. Fouse, Mr. Biller, Dr. Bowden, Dr. Car, Dr. Gheuens, Mr. Miles and Ms. Poddar at the respective grant dates assuming that the highest level of performance conditions were achieved would be $1,983,800, $556,800, $556,800, $556,800, $458,000, $556,800 and $326,600 respectively. The value of Dr. Car’s 2020 PSU award at the grant date assuming that the highest level of performance conditions was achieved would be $999,961. The value of the 2019 PSU awards for Dr. Fouse and Dr. Bowden at the respective grant dates assuming that the highest level of performance conditions were achieved would be $2,299,956 and $981,033, respectively. The value of the 2019 PSU award for Mr. Biller at the grant date assuming that the highest level of performance conditions was achieved would be $999,964.

(2)

Amounts represent awards to our NEOs under our annual performance-based cash incentive program. See “Annual Performance-based Cash Incentives” for a description of that program. Annual cash incentive compensation earned during the year is typically paid in the following year.

(3)

For 2021, amounts include a matching contribution under the company’s 401(k) plan for Dr. Fouse, Mr. Biller, Dr. Bowden, Dr. Car, Dr. Gheuens and Ms. Poddar of $11,600, $9,719, $8,097, $4,292, $11,372 and $11,600, respectively. Amounts also include the dollar value of company-paid life insurance and disability insurance premiums paid during the fiscal year for the NEO.

(4)	Mr. Biller joined the company as chief legal officer effective December 3, 2019, and as a result did not receive an annual equity award in 2020.

(5)	Mr. Biller’s 2019 annual base salary was $500,000, which was pro-rated in 2019 for the period in which he served. In addition, Mr. Biller received a sign-on bonus of $110,000 in 2019.

(6)

Dr. Bowden retired as our chief medical officer effective September 1, 2021 and transitioned to a part-time employee and for the remainder of the year was compensated at an annualized rate of 50% of his full-time 2021 base salary. Dr. Bowden remained eligible to receive an annual performance-based cash incentive award for 2021 based on his full-time 2021 annual base salary.

(7)

Dr. Car’s 2020 annual base salary was $500,000; however, as Dr. Car joined the company as chief scientific officer effective January 6, 2020, his base salary reported was pro-rated in 2020. In addition, Dr. Car received stock option, RSU and PSU awards upon hire.

(8)	Dr. Gheuens was appointed chief medical officer effective September 1, 2021.

(9)	Mr. Miles resigned as our chief commercial officer effective December 6, 2021.

(10)	Ms. Poddar was appointed chief commercial officer effective December 6, 2021.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. The purpose of this disclosure is to provide a measure of the equitability of pay within our company. We believe our compensation philosophy and process yield an equitable result for all of our employees. During the fiscal year ended December 31, 2021, our principal executive officer was our chief executive officer Dr. Jacqualyn Fouse. For the fiscal year ended December 31, 2021, the total compensation for Dr. Fouse, as reported in the Summary Compensation Table above, was $6,519,427. For the fiscal year ended December 31, 2021, the total compensation for our median employee (identified as disclosed below) was $315,091, resulting in a pay ratio of approximately 21:1.

We identified the median employee for 2021 as of October 1, 2021 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) target bonus for 2021, and (C) the estimated fair value of any equity awards granted during the fiscal year ended December 31, 2021 and, (ii) ranking this aggregated compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Fouse.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards for 2021

The following tables sets forth information concerning each grant of an award made to a NEO during the fiscal year ended December 31, 2021 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. The cash awards were made under our annual cash incentive program and the equity awards were made under our 2013 Stock Incentive Plan. Each grant was authorized by our compensation & people committee, or board of directors, as applicable. For more information on equity acceleration benefits under specified circumstances, see “—Employment, Severance and Change in Control Arrangements.”

	Date of Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jacqualyn A. Fouse, Ph.D.		—	494,000	741,000
	2/10/2021				—	35,000	(5)	35,000	(5)					—	(5)
	2/10/2021											163,000	56.68	5,202,524
Jonathan Biller		—	238,563	357,845
	2/10/2021				—	10,000	(5)	10,000	(5)					—	(5)
	2/10/2021				—					11,000	(6)			623,480
	2/10/2021				—							44,000	56.68	1,404,373
Christopher Bowden, M.D.(7)		—	238,746	358,119	—
	2/10/2021				—	10,000	(5)	10,000	(5)					—	(5)
	2/10/2021				—					11,000	(6)			623,480
	2/10/2021				—							44,000	56.68	1,404,373
Bruce Car, Ph.D.		—	231,750	347,625	—
	2/10/2021				—	10,000	(5)	10,000	(5)					—	(5)
	2/10/2021				—					11,000	(6)			623,480
	2/10/2021				—							44,000	56.68	1,404,373
Sarah Gheuens, M.D., Ph.D.(8)		—	225,000	337,500	—
	2/10/2021				—					6,486	(6)			367,626
	2/10/2021				—							3,243	56.68	103,524
	9/01/2021				—	10,000	(5)	10,000	(5)					—	(5)
Darrin Miles(9)		—	216,000	324,000	—
	2/10/2021				—	10,000	(5)	10,000	(5)					—	(5)
	2/10/2021				—					11,000	(6)			623,480
	2/10/2021				—							44,000	56.68	1,404,373
Richa Poddar (10)		—	202,500	303,750	—
	2/10/2021				—					6,204	(6)			351,643
	2/10/2021											3,102	56.68	99,022
	12/6/2021				—	10,000	(5)	10,000	(5)					—	(5)

(1)

Amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under our annual incentive cash program as described above under “Annual Performance-based Cash Incentives.” Actual amounts paid for 2021 performance are presented in the Summary Compensation Table above.

(2)	Options subject to time-based vesting criteria established by the compensation & people committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year End table below.

(3)	The exercise price per share of these stock options is equal to the closing price of our common stock on the grant date.

(4)

Amounts listed represent the aggregate fair value amount computed as of the grant date of the awards granted in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the time of grant as determined under applicable accounting standards.

(5)

PSUs vest upon the achievement of specified corporate milestones established by the compensation & people committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year End table below. For PSUs granted during 2021, we determined that, as of the dates of grant, it was not probable, as defined under applicable accounting guidance, that any of the performance conditions would be achieved and assigned a grant date fair value of $0.

(6)	RSUs subject to time-based vesting criteria established by the compensation & people committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year End table below.

(7)

Dr. Bowden retired as chief medical officer effective September 1, 2021. Following his retirement, Dr. Bowden transitioned to serving as our strategic advisor (a part-time employee) and remained eligible to receive his 2021 cash incentive award with respect to his service as our chief medical officer at his full-time 2021 salary level, as adjusted for company performance.

(8)	Dr. Gheuens received a PSU grant in connection with her appointment to chief medical officer effective September 1, 2021. She did not receive PSUs as part of her annual equity awards in February 2021.

(9)	Mr. Miles resigned as chief commercial officer effective December 6, 2021.

(10)

Ms. Poddar received a PSU grant in connection with her appointment to chief commercial officer effective December 6, 2021. She did not receive PSUs as part of her annual equity awards in February 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of our NEOs at December 31, 2021. For more information on equity acceleration benefits under specified circumstances, see “-Employment, Severance and Change in Control Arrangements.”

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jacqualyn A. Fouse, Ph.D.
	12/03/2017	16,000	-	-	$61.17	12/03/2027
	05/31/2018	5,700	-	-	$93.50	05/31/2028
	02/01/2019	248,160	102,186	-	$53.87	02/01/2029
	02/01/2019	-	-	-	-	-	-	-	42,695	(5)	1,403,385
	04/11/2019	-	-	-	-	-	-	-	24,759	(6)	813,828
	02/14/2020	62,790	74,210	-	$51.51	02/14/2030	-	-
	02/14/2020	-	-	-	-	-	22,667	745,064
	02/10/2021	-	163,000	-	$56.68	02/10/2031	-	-
	02/10/2021	-	-	-	-	-	-	-	35,000	(7)	1,150,450
Jonathan Biller
	12/03/2019	39,410	39,414	-	$39.11	12/03/2029
	12/03/2019	-	-	-	-	-	5,753	189,101
	12/03/2019	-	-	-	-	-			17,045	(6)	560,269
	02/10/2021	-	44,000	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	11,000	361,570
	02/10/2021	-	-	-	-	-			10,000	(7)	328,700
Christopher Bowden, M.D.
	03/02/2015	17,000	-	-	$107.89	03/01/2025
	02/21/2017	992	-	-	$50.40	02/21/2027
	02/16/2018	31,624	1,376	-	$77.70	02/16/2028
	02/22/2019	28,326	11,674	-	$58.86	02/22/2029
	02/22/2019	-	-	-	-	-	3,333	109,556
	04/11/2019	-	-	-	-	-			10,561	(6)	347,140
	02/14/2020	20,620	24,380	-	$51.51	02/14/2030
	02/14/2020	-	-	-	-	-	8,000	262,960
	02/10/2021	-	44,000	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	11,000	361,570
	02/10/2021	-	-	-	-	-			10,000	(7)	328,700
Bruce Car, Ph.D.
	01/06/2020	22,520	24,487	-	$48.49	01/06/2030
	01/06/2020	-	-	-	-	-	6,874	225,948
	01/06/2020	-	-	-	-	-			13,748	(6)	451,897
	02/10/2021	-	44,000	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	11,000	361,570
	02/10/2021	-	-	-	-	-			10,000	(7)	328,700
Sarah Gheuens, M.D., Ph.D.
	12/02/2019	1,040	5,004	-	$38.72	12/02/2029
	12/02/2019	-	-	-	-	-	833	27,381
	12/02/2019	-	-	-	-	-			6,543	(6)	215,068
	12/23/2020	-	-	-	-	-	9,375	308,156
	02/10/2021	-	3,243	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	6,486	213,195
	09/01/2021	-	-	-	-	-			10,000	(7)	328,700

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Darrin Miles(8)
	08/03/2015	30,000	-	-	$110.91	03/03/2022
	02/16/2016	521	-	-	$39.76	03/03/2022
	02/21/2017	12,338	-	-	$50.40	03/03/2022
	02/16/2018	10,367	-	-	$77.70	03/03/2022
	02/22/2019	5,973	-	-	$58.86	03/03/2022
	02/14/2020	15,311	-	-	$51.51	03/03/2022
Richa Poddar
	06/06/2016	5,100	-	-	$59.68	06/06/2026
	02/21/2017	3,650	-	-	$50.40	02/21/2027
	02/16/2018	6,574	286	-	$77.70	02/16/2028
	02/22/2019	5,590	2,310	-	$58.86	02/22/2029
	02/22/2019	-	-	-	-	-	658	21,628
	09/03/2019	-	-	-	-	-			3,767	(6)	123,821
	02/14/2020	1,191	1,416	-	$51.51	02/14/2030
	02/14/2020	-	-	-	-	-	3,476	114,256
	10/15/2020	-	-	-	-	-	5,000	164,350
	02/10/2021	-	3,102	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	6,204	203,925
	12/06/2021	-	-	-	-	-			10,000	(7)	328,700

(1)

The options vest with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

Represents RSUs, each unit representing a contingent right to receive one share of common stock. One-third of the shares underlying the units vest on the first, second and third anniversary of the grant date, subject to continued service.

(3)

Amounts shown are based on a price of $32.87 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2021, the last trading day of the year.

(4)	These amounts represent the number of PSUs granted assuming threshold performance conditions are met.

(5)

Represents PSUs, each unit representing a contingent right to receive one share of common stock if, during the five-year period beginning on February 1, 2019 and ending on February 1, 2024, the closing price of our common stock equals or exceeds $120 per share for at least 20 consecutive trading days at any time during such five-year period.

(6)

Represents PSUs, each unit representing a contingent right to receive one share of common stock. One-third of the shares underlying the units vest upon the achievement of each of three specified research, regulatory and commercial milestones, as determined by our compensation & people committee. The first performance milestone was determined to be achieved by the compensation & people committee in April 2020 and the second performance milestone was determined to be achieved by the compensation & people committee in February 2022. The performance period ends on December 31, 2022.

(7)

Represents PSUs, each unit representing a contingent right to receive one share of common stock. One-half of the shares underlying the units vest upon the achievement of each of two specified clinical and commercial milestones, as determined by our compensation & people committee. The performance period ends on December 31, 2024.

(8)

Mr. Miles resigned as chief commercial officer effective December 6, 2021. Upon his resignation, vesting of his equity awards ceased and vested options remained exercisable for an additional three months through March 3, 2022 pursuant to the terms of our option award agreement.

Option Exercises and Stock Vested in 2021

The following table sets forth information concerning option exercises and stock vested for each of our NEOs during the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value realized on Vesting($)(2)
Jacqualyn A. Fouse, Ph.D.	—	—	11,333	633,401
Jonathan Biller	—	—	5,753	200,377
Christopher Bowden, M.D.(3)	107,551	1,675,571	10,084	551,226
Bruce Car, Ph.D.	—	—	3,437	152,225
Sarah Gheuens M.D., Ph.D.	3,956	72,316	834	29,223
Darrin Miles(4)	—	—	10,313	573,704
Richa Poddar . . . . . . . . . . .	—	—	2,969	163,493

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

(2)	The value realized when the stock awards vested represents the number of shares underlying the units vested multiplied by market value of the shares on the vesting date.

(3)	Dr. Bowden retired as chief medical officer effective September 1, 2021 and transitioned to a part-time employee of the company.

(4)	Mr. Miles resigned as chief commercial officer effective December 6, 2021.

Employment, Severance and Change in Control Arrangements

Severance Benefits Plan

In 2016, our compensation & people committee adopted a Severance Benefits Plan, or the Severance Plan, which applies to our NEOs and certain other officers and key employees. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason either (i) before or more than 18 months after a change in control, or (ii) within 18 months following a change in control. Except as specifically provided below, the severance benefits set forth in the Severance Plan supersede any severance benefits set forth in award agreements and/or employment offer letters with such NEOs.

Benefits Provided Upon Termination Not in Connection with a Change in Control. Under the terms of the Severance Plan, subject to the execution and effectiveness of a release of claims against us, if a NEO’s employment is terminated by us without cause or by such NEO for good reason prior to or more than 18 months following a change in control:

(i)

we are obligated (A) to pay an amount equal to his or her then-current monthly base salary for a period of 12 months and 100% of such NEO’s target annual cash incentive in a lump sum, and (B) subject to certain exceptions, to contribute to the cost of COBRA coverage for health and dental insurance on the same basis as our contribution to company-provided health and dental insurance coverage in effect for active employees with the same coverage elections for a period of 12 months; and

(ii)

there will be no vesting acceleration for any equity award made to our NEOs on or after April 22, 2016, the effective date of the Severance Plan, and for any equity awards granted prior to the effective date of the Severance Plan, the treatment of such equity awards shall be dictated by the applicable terms, if any, of the award agreements and/or employment offer letter between such NEO and us. All equity awards held by NEOs granted prior to the effective date of the Severance Plan are fully vested.

Dr. Bowden and Mr. Miles, prior to their respective retirement and resignation effective September 1, 2021 and December 6, 2021, were eligible for the same benefits as described above.

Benefits Provided Upon Termination in Connection with a Change in Control. Under the terms of the Severance Plan, subject to the execution and effectiveness of a release of claims against us, if a NEO’s employment is terminated by us without cause or by such NEO for good reason within 18 months following a change in control:

(i)

we are obligated (A) to pay an amount equal to his or her then-current monthly base salary for a period of 12 months and 100% of such NEO’s target annual cash incentive in a lump sum, with the exception of our chief executive officer, who will be entitled to an amount equal to her then-current monthly base salary for a period of 24 months and 200% of her target annual cash incentive in a lump sum, and (B) subject to certain exceptions, to contribute to the cost of COBRA coverage for health and dental insurance on the same basis as our contribution to company-provided health and dental insurance coverage in effect for active employees with the same coverage elections for a period of 12 months, with the exception of our chief executive officer, who will be entitled to such insurance for a period of 24 months; and

(ii)

any unvested equity awards shall become fully vested; provided that the treatment for such NEOs’ equity awards granted prior to the effective date of the Severance Plan shall be governed by the applicable terms, if any, of the award agreements and/or employment offer letter between such NEO and us. All equity awards held by NEOs granted prior the effective date of the Severance Plan are fully vested.

Dr. Bowden and Mr. Miles, prior to their respective retirement and resignation effective September 1, 2021 and December 6, 2021, were eligible for the same benefits as described above.

Employment Offer Letters

We have entered into employment offer letters with each of our NEOs pursuant to which such NEO is employed “at will,” meaning each NEO or we may terminate the employment arrangement at any time. Such offer letters establish the NEO’s title, initial compensation arrangements, and eligibility for benefits made available to employees generally.

Other Agreements

Dr. Bowden retired as our chief medical officer effective September 1, 2021 and transitioned to a part-time employee as strategic advisor. In connection with his transition to this new role, which Dr. Bowden is expected to hold until December 31, 2022, Dr. Bowden will be compensated at fifty percent (50%) of his pre-retirement 2021 salary and was eligible to receive an annual bonus under our annual performance-based cash incentive program for the fiscal year 2021 based on his full-time 2021 annual base salary.

We have entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our NEOs. Under the non-competition, non-solicitation, confidentiality and assignment agreements, each NEO has agreed (i) not to compete with us during such officer’s employment and for a period of one year after the termination of such officer’s employment, (ii) not to solicit our employees or customers during his employment and for a period of one year after the termination of such officer’s employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property that is developed during the course of such officer’s employment and for a period of six months after the termination of such officer’s employment, that results from tasks assigned by us or that results from the use of our property, premises, or confidential information.

Potential Payments Upon Termination or Change in Control

In 2016, our compensation & people committee adopted the Severance Plan, which applies to our NEOs. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason, either (i) before or more than 18 months after a change in control, or (ii) within 18 months following a change in control. See “ —Severance Benefits Plan” for a further description of the terms of the Severance Plan. Receipt of any severance benefits under the Severance Plan require that the NEO comply with the provisions of any applicable non-competition, non-solicitation, and other obligations to us; and execute and deliver a suitable severance agreement and release under which the NEO releases and discharges us and our affiliates from and on account of any and all claims between us and the NEO.

The following table sets forth potential payments upon termination and change in control that would be made to our NEOs, assuming that such termination or change in control occurred on December 31, 2021, after giving effect to the Severance Plan, with the exception of Dr. Bowden and Mr. Miles, who were not eligible for benefits under the Severance Plan at December 31, 2021 in connection with or following their resignations. In addition to the amounts shown in the table below, each NEO would be entitled to receive payments for base salary through the date of termination and payment for any reimbursable business expenses incurred.

Triggering Event
Name	Benefit	Change in Control (Without Termination of Employment) ($)	Resignation For Good Reason or Termination Without Cause Before or More Than 18 Months Following a Change In Control ($)	Resignation For Good Reason or Termination Without Cause Upon or Within 18 Months Following a Change-in- Control ($)
Jacqualyn A. Fouse, Ph.D.	Severance Payments	—	760,000(1)	1,520,000(2)
	Bonus Payment	—	494,000(3)	988,000(4)
	Continuation of Benefits	—	12,462(5)	24,923(6)
	Market Value of Stock Vesting	—	—	4,112,727(7)

	Total	—	1,266,462	6,645,650
Jonathan Biller	Severance Payments	—	530,140(1)	530,140(1)
	Bonus Payment	—	238,563(3)	238,563(3)
	Continuation of Benefits	—	22,353(5)	22,353(5)
	Market Value of Stock Vesting	—	—	1,439,640(7)

	Total	—	791,056	2,230,696
Bruce Car, Ph.D.	Severance Payments	—	515,000(1)	515,000(1)
	Bonus Payment	—	231,750(3)	231,750(3)
	Continuation of Benefits	—	12,462(5)	12,462(5)
	Market Value of Stock Vesting	—	—	1,368,115(7)

	Total	—	759,212	2,127,327
Sarah Gheuens, M.D., Ph.D.	Severance Payments	—	500,000(1)	500,000(1)
	Bonus Payment	—	225,000(3)	225,000(3)
	Continuation of Benefits	—	—	—
	Market Value of Stock Vesting	—	—	1,092,500(7)

	Total	—	725,000	1,817,500
Richa Poddar	Severance Payments	—	450,000(1)	450,000(1)
	Bonus Payment	—	202,500(3)	202,500(3)
	Continuation of Benefits	—	7,431(5)	7,431(5)
	Market Value of Stock Vesting	—	—	956,681

	Total	—	659,931	1,616,612

(1)	Represents 12 monthly payments of each executive’s monthly base salary from the time of termination.

(2)	Represents 24 monthly payments of executive’s monthly base salary from the time of termination.

(3)	Represents a lump sum payment equal to each executive’s target annual cash incentive bonus.

(4)	Represents a lump sum payment equal to two years of executive’s target annual cash incentive bonus.

(5)	Represents the cost of continued health and dental benefits. These benefits are payable until 12 months following termination.

(6)	Represents the cost of continued health and dental benefits. These benefits are payable until 24 months following termination.

(7)

Represents the acceleration of vesting as to 100% of the unvested equity awards held by the NEO. These awards would become vested and the value of the acceleration would be equal to (i), in the case of options, the shares subject to unvested options multiplied by the excess of the then current stock price over the exercise price of the options and (ii), in the case of RSUs and PSUs, the number of unvested RSUs and/or PSUs multiplied by the then current stock price. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2021, or $32.87 per share.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2021.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders
2007 Stock Incentive Plan	148,462	$8.75		—
2013 Stock Incentive Plan	5,930,042	$60.09(1)		5,343,905(2)
2013 Employee Stock Purchase Plan	—	—		885,556(3)
Equity compensation plans not approved by security holders	—	—		—

Total	6,078,504	$58.51	(1)	6,229,461

(1)

The calculation does not take into account the 1,002,924 shares of common stock subject to outstanding RSUs or the 276,754 shares of common stock subject to outstanding PSUs. Such shares will be issued at the time such awards vest, without any cash consideration payable for those shares.

(2)

Our 2013 Stock Incentive Plan, or 2013 Plan, has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2013 Plan to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until the expiration of the 2013 Plan, equal to the least of 2,000,000 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year or an amount determined by our board of directors. On January 1, 2022, 2,000,000 additional shares were reserved for issuance under the 2013 Plan pursuant to this provision.

(3)

Our 2013 Employee Stock Purchase Plan, or 2013 ESPP, has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2013 ESPP to be added on the first day of each fiscal year, beginning on January 1, 2014 and ending on December 31, 2023, in an amount equal to the least of 509,091 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable fiscal year or an amount determined by our board of directors. On January 1, 2022, 509,091 additional shares were reserved for issuance under the 2013 ESPP pursuant to this provision.

Compensation Committee Interlocks and Insider Participation

For 2021, the members of our compensation & people committee were Ms. Foster (chair), Mr. Clark, and Dr. Maraganore, none of whom is, or ever has been, an officer or employee of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation & people committee during the fiscal year ended December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2021, we have engaged in the following transactions with our directors, director nominees, executive officers and holders of more than 5% of our voting securities (or their immediate family members), and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Celgene Corporation

In April 2010, we entered into a collaboration agreement, or the 2010 Agreement, with Celgene Corporation, or Celgene, a beneficial holder of more than 5% of our outstanding capital stock at that time. Pursuant to the 2010 Agreement, we were eligible to receive royalties at tiered, low-double digit to mid-teen percentage rates on net sales of IDHIFA®. On June 11, 2020, we sold such royalty rights to Royalty Pharma, Inc., or RPI. Following the sale of our royalty rights to RPI, we remained eligible to receive a $25.0 million milestone payment upon achievement of a specified ex-U.S. commercial milestone event. During the year ended December 31, 2021, prior to the sale of our oncology business to Servier, we earned $2.7 million in royalty revenue under the 2010 Agreement.

Effective as of March 31, 2021, we transferred to Servier our rights and obligations under the 2010 Agreement, including the right to receive the remaining $25.0 million milestone payment described above.

In April 2021, we entered into a definitive share repurchase agreement with Bristol-Myers Squibb Company, the parent company of Celgene, pursuant to which we repurchased 7,121,658 shares of common stock held by Celgene and its affiliates for an aggregate cash purchase price of $344.5 million, or $48.3785 per share (the “Repurchase”). Following the Repurchase, entities affiliated with Celgene no longer beneficially owned more than 5% of our outstanding shares of common stock.

Policies and Procedures for Related Party Transactions

We have adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and their immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

Our related persons transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation & people committee in the manner specified in its charter.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future advisory votes on the compensation paid to our named executive officers will be held every one, two or three years, which is the subject of Proposal 3.

Our executive compensation program is designed to reward value creation for stockholders and to attract, motivate, and retain our executive officers, who are critical to our success. Under this program, our NEOs are rewarded for the achievement of our short- and long-term strategic and financial goals, which we believe serves to enhance short- and long-term value creation for our stockholders. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders and paying for performance.

The section of this Proxy Statement titled “Executive Compensation” beginning on page 39, including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by our compensation & people committee and board of directors for the year ended December 31, 2021. As we describe in greater detail in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to reward value creation for stockholders and progress towards achieving our mission and promote company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our NEOs with a mix of short-term and long-term performance-based incentives to encourage strong performance, and our board of directors believes that this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis”, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by the company or the board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation & people committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for NEOs.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO APPROVE THE COMPENSATION OF OUR NEOS BY VOTING ‘FOR’ THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors intends to consider carefully the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the board of directors may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

After careful consideration, the board of directors believes that an executive compensation advisory vote should be held every year, and therefore our board of directors recommends that you vote for a frequency of every 1 YEAR for future executive compensation advisory votes.

The board of directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our company at this time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EVERY 1 YEAR IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY “1 YEAR”.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and the board of directors has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. PwC has served as the company’s registered public accountant since May 5, 2017. Representatives of PwC are expected to participate in the annual meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Stockholder ratification of the appointment of PwC as the company’s independent registered public accounting firm is not required by Delaware law, our certificate of incorporation or our bylaws. However, the board of directors is submitting the audit committee’s selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2021 and 2020 by PwC.

	Fiscal Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,905,000	$1,360,000
Audit Related Fees(2)	825,000	—
Tax Fees(3)	—	26,155
All Other Fees(4)	956	6,356

Total	$2,730,956	$1,392,511

(1)

Audit fees consist of fees billed for professional services performed for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, comfort letters, and other SEC filings.

(2)

Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, such as fees for the adoption of new accounting standards. 2021 audit related fees also include fees for services performed in connection with the preparation of carve-out financial statements for the sale of our oncology business to Servier.

(3)	Tax fees consist of fees for professional services, including tax consulting, compliance, and transfer pricing services.

(4)	All other fees consist of database subscription fees.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PwC, and has concluded that the provision of such services is compatible with maintaining such independence.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. These policies and procedures generally provide that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee may also delegate to one or more subcommittees or an individual member of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a subcommittee or member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee. During our 2021 and 2020 fiscal years, all of the services provided by PwC were pre-approved by our audit committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in our proxy statement and form of proxy relating to, and presented at, our annual meeting of stockholders to be held in 2023 must be received by us no later than December 29, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2023 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting, but which will not be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2023 annual meeting of stockholders, such a proposal must be received by us no earlier than February 21, 2023 and no later than March 23, 2023. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2023 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

William Cook, Corporate Secretary

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the stockholders at the Annual Meeting other than that described in this Proxy Statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

We hope that you will virtually attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares over the internet or by telephone, or to complete, date, sign and return the proxy card that may be delivered to you upon request in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/AGIO • • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-509-2148 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/AGIO Agios Pharmaceuticals, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 25, 2022 TIME: Tuesday, June 21, 2022 9:00 AM, Eastern Time PLACE: Meeting live via the internet - please visit proxydocs.com/AGIO for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jonathan Biller and Jim Burns (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Agios Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Agios Pharmaceuticals, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect each of the three Class III director nominees set forth in the Proxy Statement for three-year terms expiring at the 2025 annual meeting of stockholders. 1.01 Jacqualyn A. Fouse FOR WITHHOLD FOR 1.02 David Scadden FOR 1.03 David Schenkein FOR FOR AGAINST ABSTAIN 2. To vote, on an advisory basis, to approve named executive officer compensation. FOR 1 YEAR 2 YEAR 3 YEAR ABSTAIN 3. To hold an advisory vote on the frequency of future advisory votes on the 1 YEAR compensation paid to our named executive officers. FOR AGAINST ABSTAIN 4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent FOR registered public accounting firm for the fiscal year ending December 31, 2022. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/AGIO Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date